Exhibit 2.1

Execution Version

SALE AND PURCHASE AGREEMENT

between

LESAKA TECHNOLOGIES PROPRIETARY LIMITED

LESAKA TECHNOLOGIES INC.

and

THE PARTIES LISTED IN ANNEXURE A

The Central 96 Rivonia Road	Docex 111 Sandton	www.werksmans.com
Sandton 2196 Johannesburg South Africa	Tel +27 11 535 8000
Private Bag 10015 Sandton 2146	Fax +27 11 535 8600

i

ii

ANNEXURES

ANNEXURE A - SELLERS' PARTICULARS

ANNEXURE B - SELLERS WARRANTIES

ANNEXURE C - PURCHASER WARRANTIES

 iii

PART 1 - PRELIMINARY MATTERS

1 PARTIES

1.1 The Parties to this Agreement are -

1.1.1 Lesaka Technologies Proprietary Limited;

1.1.2 Lesaka Technologies Inc.; and

1.1.3 the Parties listed in Annexure A.

1.2 The Parties agree as set out below.

2 INTERPRETATION

2.1 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -

2.1.1 "Adumo" means Adumo (RF) Proprietary Limited, registration number 2017/540380/07, a limited liability private company duly incorporated in South Africa;

2.1.2 "Adumo Audited Accounts" means the signed, unqualified audited annual financial statements of Adumo as at and in respect of the financial year ended 30 September 2023;

2.1.3 "Adumo Auditors" means the auditors of Adumo for the time being;

2.1.4 "Adumo ESS" means Adumo ESS Proprietary Limited, registration number 2022/371949/07, a limited liability private company duly incorporated in South Africa;

2.1.5 "Adumo ESS Restructure" means the restructure of the shareholding held by: (i) Adumo ESS in Adumo; and (ii) Adumo in Adumo ESS through a series of transaction steps;

2.1.6 "Adumo ESS Sale Shares" means all of the shares held by Adumo ESS in Adumo as at the Closing Date;

2.1.7 "Adumo Gap Period Undertaking Breach" shall have the meaning ascribed thereto in clause 21.6;

2.1.8 "Adumo Gap Period Undertaking Claim" shall have the meaning ascribed thereto in clause 21.6;

2.1.9 "Adumo Gap Period Undertakings" means, collectively, the undertakings set out in clauses 21.1, 21.2 and 21.3;

2.1.10 "Adumo Group" means Adumo and its subsidiaries, and "Adumo Group Company" means any of them, it being agreed that Innervation Namibia shall only be deemed to be an Adumo Group Company with effect from the date of implementation of the Innervation Namibia Acquisition;

2.1.11 "Adumo Group Company Representative" means any director, prescribed officer (as defined in the Companies Act) or Key Persons (in each case, acting in their capacity as such);

2.1.12 "Adumo Leakage" means -

2.1.12.1 any Distribution by the Adumo Group to or for the benefit of any of the Sellers or any Related Person of any of the Sellers;

2.1.12.2 any payments made (or assets transferred or liabilities assumed, indemnified, or incurred) by the Adumo Group to or for the benefit of any of the Sellers and/or any Related Person of any of the Sellers; and/or

2.1.12.3 the waiver or forgiveness by the Adumo Group of any economic benefit or amount owed to the Adumo Group by any of the Sellers and/or any Related Person of any of the Sellers,

but specifically excluding Adumo Permitted Leakage;

2.1.13 "Adumo MAC" means: an event, matter or circumstance, or in any combination of such events, matters or circumstances which arises after the Signature Date, in either instance, which individually or in the aggregate, has, will, or is likely to have a material adverse effect on the condition (financial or otherwise) of the Adumo Group and/or the Business such that it has caused, or can reasonably be expected to cause, a reduction in the Adumo NEV of 10% or more, and which event, matter or circumstance either cannot be remedied or has not been remedied within 20 business days of receiving written notice from the Purchaser, provided that the Closing Date shall automatically be extended to the extent required to allow such remedy period to run its course.  Without derogating from the aforegoing, an Adumo MAC will specifically exclude: (i) any breach by the Purchaser or Purchaser Holdco of their obligations in terms of this Agreement; (ii) any action or inaction taken by the Sellers in regard to Adumo with the prior written consent of the Purchaser; and (iii) anything Fairly Disclosed by the Sellers to the Purchaser before the Signature Date;

2.1.14 "Adumo Management Accounts" means the internally prepared management accounts of the Adumo Group, for the period 1 April 2023 to close of business on 31 March 2024, attached to the Adumo Reference Email;

2.1.15 "Adumo Management Company" means Adumo Management Company Proprietary Limited, registration number 2021/147994/07, a limited liability private company duly incorporated in South Africa;

2.1.16 "Adumo NEV" means the net equity value of the Adumo Group determined based on the financial model, workings and methodology contained in the MS excel document entitled "Adumo EV to Equity Bridge" (as attached to the Adumo Reference Email);

2.1.17 "Adumo Online" means Adumo Online Proprietary Limited, registration number 2013/025842/07, a limited liability private company duly incorporated in South Africa;

2.1.18 "Adumo Online Namibia" means Adumo Online Namibia Proprietary Limited, registration number 2018/2363, a limited liability private company duly incorporated in the Republic of Namibia;

2.1.19 "Adumo Payments" means Adumo Payments Proprietary Limited, registration number 2015/427833/07, a limited liability private company duly incorporated in South Africa;

2.1.20 "Adumo Payouts" means Adumo Payouts Proprietary Limited, registration number 2005/010672/07, a limited liability private company duly incorporated in South Africa;

2.1.21 "Adumo Permitted Leakage" means -

2.1.21.1 any salaries and bonuses (awarded in the ordinary course of business and consistent with past practise and methodology) paid by the Adumo Group in respect of the employment by the Adumo Group in the normal and ordinary course;

2.1.21.2 amounts paid by Adumo in respect of the U.S. GAAP Conversion;

2.1.21.3 the implementation of the Adumo ESS Restructure;

2.1.21.4 the payment by Adumo to CATS of a fixed monthly management fee of R496,170.00 (excluding VAT) in the ordinary course;

2.1.21.5 the redemption of the preference shares held by Adumo in Sun Road Investments 1 Proprietary Limited; and/or

2.1.21.6 any transaction costs incurred by Adumo in regard to the Transaction (including Adumo's portion of the costs relating to the U.S. GAAP Conversion, Insurance Policy and Merger Notification), subject to an aggregate maximum amount (excluding VAT) of ZAR26,000,000;

2.1.22 "Adumo Receipts" means Adumo Receipts Proprietary Limited, registration number 2016/309815/07, a limited liability private company duly incorporated in South Africa;

2.1.23 "Adumo Reference Email" means the email sent by Dean Sparrow to Steven Heilbron on 06 May 2024 at 18h12 headed "Adumo Reference Email", a copy of which is included in the Sellers' Virtual Data Room;

2.1.24 "Adumo Technologies" means Adumo Technologies Proprietary Limited, registration number 2000/029811/07, a limited liability private company duly incorporated in South Africa;

2.1.25 "Adumo Warranted Accounts" means the Adumo Management Accounts;

2.1.26 "AFSA" means the Arbitration Foundation of Southern Africa;

2.1.27 "Agreement" means this sale of shares and claims agreement, including any annexures attached hereto;

2.1.28 "Anti-Corruption Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including -

2.1.28.1 the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004;

2.1.28.2 the UK Bribery Act 2010;

2.1.28.3 the U.S. Foreign Corrupt Practices Act 1977;

2.1.28.4 any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and

2.1.28.5 any other law of similar purpose and scope in any applicable jurisdiction;

2.1.29 "Applicable Law" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal, and all codes of practice, statutory guidance and policy notes having force of law, that are applicable to the Adumo Group or the Purchaser Group, as relevant;

2.1.30 "B Class Shares" means the B preference shares in Adumo which are held by CATS as at the Signature Date;

2.1.31 "Base Purchase Consideration" means an amount of ZAR1,589,400,000;

2.1.32 "Business" means the business activities conducted by the Adumo Group as at the Signature Date or at any time during the 12-month period prior to the Signature Date, including the provision of -

2.1.32.1 embedded payment solutions;

2.1.32.2 integrated payment and reconciliation services;

2.1.32.3 programme management solutions (including corporate card services to support payroll, incentives, rewards and expense management);

2.1.32.4 customer engagement solutions (including loyalty programmes, rewards and gifting);

2.1.32.5 point-of-sale solutions (including in respect of the hospitality sector);

2.1.32.6 cloud point of sale software solutions (omni-channel and multi-location software solutions including hardware, integrated payments, and loyalty to retailers);

2.1.32.7 alternative payment solutions (connects / aggregates credit and "buy-now-pay-later" providers at the point of purchase both online and instore);

2.1.32.8 online payment solutions (card-not-present solutions, payment gateway and payment link with shopping cart integrations);

2.1.32.9 funding (including merchant cash advances);

2.1.32.10 card acquiring services and solutions;

2.1.32.11 program management solutions;

2.1.32.12 analytics (across a broad spectrum of formal traders and merchants); and

2.1.32.13 various other value-added services and products,

but specifically excluding iKhokha's business;

2.1.33 "Capacity and Authority Warranty" means each of the general warranties contained in clause 42 given by each Party in favour of the other Parties;

2.1.34 "Cash Consideration" means a cash amount of ZAR232,158,422;

2.1.35 "CATS" means Crossfin Apis Transactional Solutions Proprietary Limited, registration number 2017/541983/07, a limited liability private company duly incorporated in South Africa;

2.1.36 "CATS Sale Shares" means all of the shares (regardless of class of share) held by CATS in Adumo, as at the Closing Date;

2.1.37 "Closing" means closing as contemplated in clause 16;

2.1.38 "Closing Date" means the 5th business day following the later to occur of: (i) the Designated Date; (ii) the date on which any Adumo Leakage or Lesaka Leakage is finally agreed, deemed to have been agreed, or finally determined in accordance with clause 12 and/or 14 (as applicable); and (iii) the date on which the Final Lesaka NEV and the Final Adumo NEV are agreed, deemed to have been agreed, or finally determined in accordance with clauses 18 and 19, and subject to any deferral in terms of the remaining provisions of this Agreement (or such other date as may be agreed between the Purchaser and the Sellers' Representatives in writing);

2.1.39 "Commissioner" means the Commissioner, appointed in terms of section 189 of the Companies Act;

2.1.40 "Companies Act" means the Companies Act, No. 71 of 2008;

2.1.41 "Competition Act" means the Competition Act, No. 89 of 1998;

2.1.42 "Competition Authorities" means the applicable competition authorities in each relevant jurisdiction in which the Business is conducted, including the commission established pursuant to Chapter 4, Part A of the Competition Act or the tribunal established pursuant to Chapter 4, Part B of the Competition Act or the appeal court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;

2.1.43 "Conditions Precedent" means the suspensive conditions set out in clause 4.1;

2.1.44 "Consideration Shares" means 17,279,803 Purchaser Holdco Shares which constitute 20.91% of the agreed total issued number of Purchaser Holdco Shares in issue of 65,355,867 on a fully diluted basis with reference to the Locked Box Date, plus the 17,279,803 Purchaser Holdco Shares to be issued pursuant to this Agreement, calculated in terms of the Consideration Share Calculation, subject to any adjustment required in terms of clause 20;

2.1.45 "Consideration Share Calculation" means the schedule headed "Lesaka Fully-Diluted Share Count" attached to the Lesaka Reference Email;

2.1.46 "Crossfin Holdings" means Crossfin Holdings (RF) Proprietary Limited, registration number 2021/704193/07, a limited liability private company duly incorporated in South Africa;

2.1.47 "Crossfin SPV" means Crossfin SPV 1 Proprietary Limited, registration number 2021/704220/07, a limited liability private company duly incorporated in South Africa;

2.1.48 "CSDP" means Purchaser Holdco's central securities depository participant (or equivalent authorised entity in any applicable jurisdiction);

2.1.49 "Designated Date" means the day on which the last outstanding Condition Precedent is fulfilled or waived (where such Condition Precedent is capable of waiver), as the case may be;

2.1.50 "Designated Employees" means those employees of the Adumo Group listed in the schedule headed "Designated Employees" attached to the Lesaka Reference Email;

2.1.51 "Distribution" means any distribution whatsoever to shareholders, including distributions by way of dividends (including dividends in specie), capital reduction, share repurchases, fees, interest payments, royalties, repayment of loan accounts and the like, and for the avoidance of doubt, will include a "distribution" as contemplated in the Companies Act, provided that when used in respect of the Purchaser Group it shall not include the payment of any fees, interest payments, royalties or other payments to the extent these were entered into on arms' length and market related terms and in the ordinary course of business with any shareholder of Purchaser Holdco which does not hold a sufficiently large shareholding as would enable it in any way to influence the conclusion of such arrangement by the Purchaser Group or the terms on which it is concluded;

2.1.52 "Due Diligence Investigation" means the financial, legal, technical, commercial, operational and tax due diligence investigation conducted into the affairs of the Adumo Group and the Business by the Purchaser and/or its representatives;

2.1.53 "Due Diligence Reports" means, collectively -

2.1.53.1 the legal due diligence report prepared by the Purchaser's Attorneys, dated 11 April 2024;

2.1.53.2 the financial and tax due diligence report(s) prepared by PwC dated 5 April 2024 and 10 April 2024, respectively; and

2.1.53.3 the commercial due diligence report prepared by Genesis Analytics Proprietary Limited dated 22 March 2024;

2.1.54 "Evertrade" means Evertrade 187 Proprietary Limited, registration number 2000/007099/07, a limited liability private company duly incorporated in South Africa;

2.1.55 "Expert" means an independent practising chartered accountant (South Africa) from amongst the partners or directors of KPMG, PwC, Ernst & Young or Deloitte agreed upon in writing, or failing such written agreement within 5 business days after it is requested by a Party, appointed at the request of a Party by the President for the time being of the South African Institute of Chartered Accountants (or its successor/s-in-title) from amongst the partners or directors of one of such firms;

2.1.56 "Fairly Disclosed" means the relevant fact, matter or circumstance has been disclosed in such detail as would allow a prospective purchaser (acting reasonably and in good faith) to be aware of the nature and significance of that information and make a reasonably informed assessment of the fact, matter or circumstance concerned;

2.1.57 "Final Adumo NEV" means the final net equity value of the Adumo Group as agreed, deemed to have been agreed or finally determined in accordance with clause 19;

2.1.58 "Final Lesaka NEV" means the final net equity value of Purchaser Holdco as agreed, deemed to have been agreed or finally determined in accordance with clause 18;

2.1.59 "Flickpay" means Flickpay Proprietary Limited, registration number 2014/061617/07, a limited liability private company duly incorporated in South Africa;

2.1.60 "GAAP Botswana" means GAAP Point of Sale Botswana Proprietary Limited, registration number BW00000834470, a limited liability private company duly incorporated in the Republic of Botswana;

2.1.61 "GAAP POS" means GAAP Point of Sale Proprietary Limited, registration number 1999/003571/07, a limited liability private company duly incorporated in South Africa;

2.1.62 "GAAP POS SHA" means the written agreement entered into between, inter alios, Adumo and GAAP POS on or about 19 October 2020, governing the relationships between the shareholders of GAAP POS inter se and between GAAP POS and its shareholders;

2.1.63 "Gap Period" means the period extending from and including the Signature Date up to but excluding the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms;

2.1.64 "Government Entity" means: (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organisation described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party;

2.1.65 "Government Official" means (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Government Entity, (ii) any political party or party official or candidate for political office, (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d'action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clauses (i), (ii) or (iii) of this definition;

2.1.66 "Gratification" shall bear the meaning ascribed to it in terms of Section 1 of the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004 for purposes of interpretation in South Africa, or any similar definition contained in any other applicable Anti-Corruption Laws for purposes of interpretation in that jurisdiction;

2.1.67 "Humble Software" means Humble Software Proprietary Limited, registration number 2012/114432/07, a limited liability private company duly incorporated in South Africa;

2.1.68 "IFRS" means the International Financial Reporting Standards, as may be issued from time to time by the Board of the International Accounting Standards Committee, or its successor body, and approved for use in South Africa from time to time by the Financial Reporting Standards Council established in terms of section 203 of the Companies Act;

2.1.69 "iKhokha" means iKhokha Proprietary Limited, registration number 2012/067507/07, a limited liability private company duly incorporated in South Africa;

2.1.70 "Indemnities" means any indemnity given by the Sellers in terms of this Agreement including in terms of clause 31 and "Indemnity" shall have a corresponding meaning;

2.1.71 "Innervation Botswana" means Innervation Value Added Services Botswana Proprietary Limited, registration number BW00000728164, a limited liability private company duly incorporated in the Republic of Botswana;

2.1.72 "Innervation Namibia" means Innervation Value Added Services Namibia Proprietary Limited, registration number 2014/0926, a limited liability private company duly incorporated in the Republic of Namibia;

2.1.73 "Insurance Policy" means the written non-recourse warranty and indemnity insurance policy to be taken out by the Purchaser in terms of which a third party underwriter indemnifies the Purchaser and Adumo against all or any portion of any loss suffered by it as a result of any Purchaser Warranty and Indemnity Claims, and without recourse to the Sellers, subject to the remaining provisions of this Agreement;

2.1.74 "Intellectual Property" means the following in any location or jurisdiction worldwide -

2.1.74.1 all inventions (whether patentable or unpatentable) and whether or not reduced to practise, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all revisions, extensions and re-examinations thereof;

2.1.74.2 all trade marks, service marks, trade dress, logos, trade names and corporate names, (including all domain names, internet and intranet names, addresses, icons and other designations useful to identify or locate the Adumo Group or the Business on a computer network such as the world wide web), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

2.1.74.3 all works capable of copyright, all copyright, and all applications, registrations and renewals in connection therewith;

2.1.74.4 all trade secrets and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals);

2.1.74.5 all computer software (including data and related documentation);

2.1.74.6 all patterns and/or designs and design applications and registrations;

2.1.74.7 all other proprietary rights; and

2.1.74.8 all copies and tangible embodiments thereof, in each instance in whatever form or medium;

2.1.75 "Interim Period" means the period extending from (and including) the Locked Box Date up to (but excluding) the Signature Date;

2.1.76 "JSE" means JSE Limited, registration number 2005/022939/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.77 "Key Persons" means the employees of the Adumo Group listed in the schedule headed "Key Persons" attached to the Adumo Reference Email, or any one of them, as the context requires;

2.1.78 "Leased Premises" means those properties which are owned by third parties and are leased to the Adumo Group and/or used, or are available for use, in the Business;

2.1.79 "Lesaka Audited Accounts" means the signed, unqualified audited annual financial statements of the Purchaser Group as at and in respect of the financial year ended 30 June 2023, attached to the Lesaka Reference Email;

2.1.80 "Lesaka Auditors" means the auditors of the Purchaser Group from time to time;

2.1.81 "Lesaka Gap Period Undertakings" means, collectively, the undertakings set out in clauses 23.1 and 23.2;

2.1.82 "Lesaka Gap Period Undertaking Breach" shall have the meaning ascribed thereto in clause 23.3 ;

2.1.83 "Lesaka Gap Period Undertaking Claim" shall have the meaning ascribed thereto in clause 23.3;

2.1.84 "Lesaka Leakage" means 20.91% (or such applicable updated percentage based on the Final Lesaka NEV) of any Distribution by Purchaser Holdco to or for the benefit of any of its shareholders or any Related Person of any of the shareholders of Purchaser Holdco, but specifically excluding Lesaka Permitted Leakage;

2.1.85 "Lesaka MAC" means an event, matter or circumstance, or in any combination of such events, matters or circumstances, which arises after the Signature Date, which individually or in the aggregate, has, will, or is likely to have a material adverse effect on the condition (financial or otherwise) of the Purchaser Group and/or the business of the Purchaser Group such that it has caused, or can reasonably be expected to cause, a reduction in the Lesaka NEV of 10% or more, and which event, matter or circumstance either cannot be remedied or has not been remedied within 20 business days of receiving written notice from the Sellers' Representatives, provided that the Closing Date shall automatically be extended to the extent required to allow such remedy period to run its course.  Without derogating from the aforegoing, a Lesaka MAC will specifically exclude: (i) any breach by the Sellers of their obligations in terms of this Agreement; (ii) any action or inaction taken by Purchaser or Purchaser Holdco in regard to the Purchaser Group with the prior written consent of the Sellers' Representatives; and (iii) anything Fairly Disclosed by the Purchaser to the Sellers before the Signature Date;

2.1.86 "Lesaka NEV" means the net equity value of the Purchaser Group determined based on the financial model, workings and methodology contained in the MS Excel document entitled "Lesaka EV to Equity Bridge" (as attached to the Lesaka Reference Email);

2.1.87 "Lesaka Permitted Leakage" means -

2.1.87.1 any staff loans extended, salaries paid, reimbursement of expenses, bonuses paid, Purchase Holdco Shares repurchased, by the Purchaser Group in respect of the employment by the Purchaser Group of any of its shareholders (or their respective Related Persons), in the normal and ordinary course;

2.1.87.2 any Purchaser Holdco Shares issued pursuant to any arrangements Fairly Disclosed in the Purchaser Disclosure Schedule; and

2.1.87.3 payment of the amount of R2,325,000 (excluding VAT) to VCP by the Purchaser Group in terms of the VCP Agreement; and/or

2.1.87.4 any transaction costs incurred by Purchaser Group in regard to the Transaction, subject to an aggregate maximum amount (excluding VAT) of ZAR80,000,000;

2.1.88 "Lesaka Reference Email" means the email sent by Steven Heilbron to Dean Sparrow on 06 May 2024 at 23h01 headed "Lesaka Reference Email", a copy of which is included in the Purchaser Virtual Data Room;

2.1.89 "Licence" means any licence, permit, approval, consent, authorisation, order, licence application, and licence amendment application of or to a Governmental Entity and all governmental or third party product registrations or approvals;

2.1.90 "Liquidating Crossfin Holdings Shareholders" means the shareholders of Crossfin Holdings other than: (i) African Rainbow Capital Financial Services Holdings Proprietary Limited; and (ii) the shareholders holding B shares in Crossfin Holdings;

2.1.91 "Locked Box Date" means commencement of business on 1 April 2024;

2.1.92 "Longstop Date" means 31 October 2024, unless otherwise agreed in writing between the Sellers' Representatives and the Purchaser;

2.1.93 "Material Agreements" means the agreements listed in the schedule headed "Material Agreements" attached to the Lesaka Reference Email;

2.1.94 "Material Intra-Group Agreements" means the agreements listed in the schedule headed "Material Intra-Group Agreements" attached to the Lesaka Reference Email;

2.1.95 "Merger Notification" means the merger notice and all annexures thereto to be submitted to the Competition Authorities as contemplated in clause 5;

2.1.96 "NASDAQ" means the Nasdaq Stock Market (Nasdaq Global Select Market) of the NASDAQ OMX Group, Inc.;

2.1.97 "Non-solicitation and Confidentiality Agreement" means the written agreement headed "Non-solicitation and Confidentiality Agreement" entered into or to be entered into between, inter alios, the Purchaser and the Restrainees, in terms of which, each of the Restrainees undertakes in favour of the Purchaser and the Adumo Group that it will not: (i) use any confidential and/or proprietary information of the Adumo Group to start any new business which will compete with the Adumo Group; and (ii) for a period of 24 months after the Closing Date solicit any customers and/or employees of the Adumo Group as at the Closing Date regardless of whether or not it pertains to such a new competing business, subject to standard carve-outs in relation to unsolicited approaches from customers or employees, provided that part (ii) will fall away in respect of CATS and Crossfin SPV on the second anniversary of the Closing Date (or such earlier date on which CATS or Crossfin SPV undergoes a change of control, provided that part (ii) shall remain in place until the first anniversary of the Closing Date notwithstanding any earlier change of control);

2.1.98 "Policy Agreement" means the written agreement headed "Policy Agreement" entered into between, inter alios, Purchaser Holdco and International Finance Corporation on or about 11 April 2016;

2.1.99 "Parties" means the parties to this Agreement which will be deemed to include Adumo with effect from the date of Adumo's adherence to this Agreement pursuant to clause 8;

2.1.100 "Permitted Transactions" means the following transactions entered into or to be entered into between the applicable Adumo Group Company and the relevant third party, in each case on terms which the Purchaser has approved in writing (acting reasonably):

2.1.100.1 the acquisition of the ECR Software business by GAAP POS as a going concern;

2.1.100.2 the acquisition by Adumo Technologies of the minority shareholders' equity interest in Innervation Namibia (the "Innervation Namibia Acquisition"); and

2.1.100.3 the refinancing and/or extension of the working capital debt facility with Investec Bank Limited and the "A" preference shares held by Investec Bank Limited as the case may be;

2.1.101 "Pre-Closing Adumo Leakage Certificate" shall have the meaning ascribed thereto in clause 12.2;

2.1.102 "Pre-Closing Lesaka Leakage Certificate" shall have the meaning ascribed thereto in clause 14.2;

2.1.103 "Prime Rate" means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 day year irrespective of whether or not the year is a leap year, from time to time published by Rand Merchant Bank (a division of FirstRand Bank Limited) as being its prime overdraft rate, as purportedly certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

2.1.104 "Purchase Consideration" means the Base Purchase Consideration, as adjusted in accordance with the provisions of clauses 12, 13 and 20, to the extent required;

2.1.105 "Purchaser" means Lesaka Technologies Proprietary Limited, registration number 2002/031446/07, a limited liability private company duly incorporated in South Africa;

2.1.106 "Purchaser's Attorneys" means Werksmans Inc. t/a Werksmans Attorneys, registration number 1990/007215/21, a firm of attorneys duly incorporated as a personal liability company in South Africa;

2.1.107 "Purchaser's Deal Team Members" means Ali Mazanderani, Naeem Kola, Steven Heilbron, Lincoln Mali, George Roussos, Nomaxabiso Teyise, Martin Wright, Basie Kok, Zwelethu Masinga and Denzel Landie;

2.1.108 "Purchaser's Disclosure Schedule" means a schedule headed "Disclosure Schedule" containing various disclosures against the Purchaser Warranties and for purposes of the any undertakings contained in this Agreement, which schedule is attached to the Lesaka Reference Email;

2.1.109 "Purchaser Due Diligence Index" means the index recording the documentation and information contained in the Purchaser Virtual Data Room, a copy of which is attached to the Lesaka Reference Email;

2.1.110 "Purchaser Group" means Purchaser Holdco and its subsidiaries, and "Purchaser Group Company" means any of them;

2.1.111 "Purchaser Group Company Representative" means any director or prescribed officer (as defined in the Companies Act or any equivalent position under equivalent legislation in the United States of America) of Purchaser Holdco and/or the Purchaser;

2.1.112 "Purchaser Holdco" means Lesaka Technologies, Inc., IRS Employer Identification Number 98-0171860, a corporation duly incorporated in accordance with the laws of the State of Florida, United States of America, which shares of common stock are publicly traded on the NASDAQ (NASDAQ share code: LSAK) and Johannesburg Stock Exchange (JSE share code: LSK);

2.1.113 "Purchaser Holdco Share" means one share of common stock, with a par value of USD0.001 per share, in Purchaser Holdco, being a share of common stock which may be publicly traded on the NASDAQ or the securities exchange owned and operated by the JSE;

2.1.114 "Purchaser Title Warranties" means the title warranties given by Purchaser Holdco as contained in clauses 1 and  2 of Annexure C;

2.1.115 "Purchaser Virtual Data Room" means the virtual data room hosted by Ansarada and accessed via the link https://dataroom.ansarada.com/Project_Odyssey, made available to the Sellers, containing the documents set out in the Purchaser Due Diligence Index;

2.1.116 "Purchaser Warranties" means the warranties in Annexure C and otherwise expressly given by Purchaser Holdco to the Sellers in terms of this Agreement;

2.1.117 "Purchaser Warranty and Indemnity Claims" means any and all claims of any nature whatsoever (including in terms or by way of any actions, applications, suits, proceedings, hearings, investigations, charges, complaints, demands, interdicts, judgements, orders, decrees, directives or rulings) which the Purchaser may have arising from a breach of or non-compliance with any Sellers' Warranty/ies and/or from any Indemnity contained in this Agreement;

2.1.118 "PwC" means PricewaterhouseCoopers Incorporated, registration number 1998/012055/21, a personal liability company incorporated in South Africa;

2.1.119 "Related Seller Entities" means the entities described in the schedule headed "Related Seller Entities", which schedule is attached to the Adumo Reference Email;

2.1.120 "Related Person" means in respect of any Party, a person or entity that is related to such Party in accordance with the provisions of section 2 of the Companies Act;

2.1.121 "Relevant Parties" shall have the meaning ascribed thereto in clause 12.5;

2.1.122 "Replacement Cash Component" means an amount of R285,772,238;

2.1.123 "Restrainees" means, collectively, the following:

2.1.123.1 management investors: Vaughan Alexander (and Alexander Destiny Proprietary Limited), David Aberson, Izak Johan Steyn, Stephen Mallaby (and Cinmot Proprietary Limited), Paul Kent (and Sun Road Investments 1 Proprietary Limited), Grant Manicom (and Fairhead Property Proprietary Limited), Chris Hardy (and Hardy and Hardy Proprietary Limited), Janet Ernst, Jarret Wilson, Brian Anderson, Tom Morrison; and

2.1.123.2 institutional investors: CATS and Crossfin SPV;

2.1.124 "Sale Claims" means all amounts owing by the Adumo Group to the Sellers on loan account as at the Closing Date, and includes any unpaid interest accrued thereon, including the loan claim owing by Adumo to CATS and the loan claim owing by Adumo Payments to CATS (together with any unpaid interest accrued thereon);

2.1.125 "Sale Equity" means, collectively, the Sale Shares and the Sale Claims;

2.1.126 "Sale Shares" means, collectively, the CATS Sale Shares and the Adumo ESS Sale Shares;

2.1.127 "Sanctions Law and Regulations" means (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls ("OFAC"), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the United States government at the prevailing point in time (ii) any U.S. sanctions related to or administered by the Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, His Majesty's Treasury, the European Union or other relevant sanctions authority;

2.1.128 "Sanctions Target" means (i) any country or territory that is the subject of country-wide or territory-wide Sanctions; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organised under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations;

2.1.129 "SEC" means the U.S. Securities and Exchange Commission;

2.1.130 "Sellers" means, collectively, the parties listed in Annexure A;

2.1.131 "Sellers' Attorneys" means Webber Wentzel, as attorneys to the Sellers;

2.1.132 "Sellers' Designated Accounts" means the bank account nominated by CATS as set out in Annexure A and the bank account nominated by Adumo ESS by written notice to the Purchaser at least 3 business days prior to the Closing Date;

2.1.133 "Sellers' Disclosure Schedule" means a schedule headed "Disclosure Schedule" containing various disclosures against the Sellers' Warranties and Indemnities and for purposes of the Adumo Gap Period Undertakings, which schedule is attached to the Adumo Reference Email;

2.1.134 "Sellers' Due Diligence Index" means the index recording the documentation and information contained in the Sellers' Virtual Data Room, a copy of which is attached to the Adumo Reference Email;

2.1.135 "Sellers' Proportions" means the proportions in which the Sellers are disposing of their shares in Adumo, being as set out in Annexure A;

2.1.136 "Sellers' Representatives" means the representatives of the Sellers for purposes of this Agreement appointed in terms of clause 40;

2.1.137 "Sellers' Tax Warranty" means the warranties regarding Tax contained in clause 10 of Annexure B;

2.1.138 "Sellers' Title Warranties" means the title warranties contained in clauses 1 and  2 of Annexure B;

2.1.139 "Sellers' Virtual Data Room" means the virtual data room hosted by Secure Docs and accessed via the link https://adumo.securedocs.com/, for the preparation of the Due Diligence Reports containing the documents set out in the Sellers' Due Diligence Index;

2.1.140 "Sellers' Warranties" means the warranties in Annexure B and otherwise expressly given by the Sellers to the Purchaser in terms of this Agreement;

2.1.141 "Sellers' Warranty Claims" means any and all claims of any nature whatsoever (including in terms or by way of any actions, applications, suits, proceedings, hearings, investigations, charges, complaints, demands, interdicts, judgements, orders, decrees, directives or rulings) which the Sellers may have arising from a breach of or non-compliance of any Purchaser Warranty;

2.1.142 "Signature Date" means the date of signature of this Agreement by the Party last signing, provided that all parties have signed the Agreement;

2.1.143 "South Africa" means the Republic of South Africa;

2.1.144 "SwitchPay" means SwitchPay Proprietary Limited, registration number 2017/510509/07, a limited liability private company duly incorporated in South Africa;

2.1.145 "Takeover Regulation Panel" means the Takeover Regulation Panel established in terms of section 196 of the Companies Act;

2.1.146 "Tax Warranty" means the warranties regarding Tax contained in clause 10 of Annexure B;

2.1.147 "Term Sheet" means the confidential non-binding term sheet entered into between CATS and Purchaser Holdco on or about 22 December 2023;

2.1.148 "Transaction" means the sale of the Sale Equity by the Sellers to the Purchaser in consideration for the Purchase Consideration, as set out in this Agreement;

2.1.149 "TSM" means the transaction structuring memorandum to be prepared by Webber Wentzel in respect of the Adumo ESS Restructure;

2.1.150 "U.S. GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time;

2.1.151 "U.S. GAAP Conversion" means the conversion of financial information (including the Adumo Audited Accounts) and other information of the Adumo Group to U.S. GAAP and/or other reporting requirements and laws (including the U.S. Securities and Exchange Commission), as designated by the Purchaser;

2.1.152 "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended;

2.1.153 "USD" means United States Dollars, the lawful currency of the United States of America;

2.1.154 "VCP" means Value Capital Partners Proprietary Limited, registration number 2016/242305/07, a limited liability private company duly incorporated in South Africa;

2.1.155 "VCP Agreement" the written agreement headed "Securities Purchase Agreement" entered into between VCP and Purchaser Holdco on or about 22 March 2022, as amended in terms of a first addendum thereto entered into between VCP and Purchaser Holdco on or about 16 March 2023; and

2.1.156 "ZAR" or "Rand" means South African Rands, the lawful currency of South Africa.

2.2 In this Agreement -

2.2.1 clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2 an expression which denotes -

2.2.2.1 any gender includes the other genders;

2.2.2.2 a natural person includes a juristic person and vice versa;

2.2.2.3 the singular includes the plural and vice versa; and

2.2.2.4 a Party includes a reference to that Party's successors in title and assigns allowed at law;

2.2.3 a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3 Any reference in this Agreement to -

2.3.1 "business hours" shall be construed as being the hours between 08h30 and 17h00 on any business day.  Any reference to time shall be based upon South African Standard Time;

2.3.2 "days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" will be any day other than a Saturday, Sunday or public holiday as lawfully proclaimed by the government of South Africa and/or the federal government of the United States of America from time to time.  Days shall be measured with reference to South African Standard Time;

2.3.3 "laws" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Government Entity; and the common law, and "law" shall have a similar meaning;

2.3.4 "person" means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, Government Entity, or other entity whether or not having separate legal personality;

2.3.5 "tax" means all income tax, capital gains tax, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, value-added tax, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes.

2.4 The words "include" and "including" mean "include without limitation" and "including without limitation".  The use of the words "include" and "including" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6 Words and expressions defined in any clause of or Annexure to this Agreement shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7 Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10 The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.11 No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.12 The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.13 Whenever any person is required to act "as an expert and not as an arbitrator" in terms of this Agreement, then -

2.13.1 the determination of the expert shall (in the absence of manifest error) be final and binding;

2.13.2 subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.13.3 the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.13.4 the expert shall consult with the relevant Parties (provided that the extent of the expert's consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.13.5 having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.14 Any reference in this Agreement to "this Agreement" or to any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.15 In this Agreement the words "clause" or "clauses" and "annexure" or "annexures" refer to clauses of and annexures to this Agreement.

PART 2 - PRELIMINARY MATTERS

3 INTRODUCTION

3.1 The shares in Adumo are beneficially owned by and registered in the names of the Sellers.

3.2 CATS has claims on loan account against the Adumo Group.

3.3 The Purchaser wishes to purchase the Sale Equity from the Sellers and the Sellers have agreed to sell the Sale Equity to the Purchaser with effect from the Locked Box Date, on the terms and subject to the conditions herein contained.

3.4 The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4 CONDITIONS PRECEDENT

4.1 Save for clauses 1 to 9 (both inclusive), clause 11.4, clauses 18 to 27 (both inclusive) and clause 30.1, clauses 36 to 40 (both inclusive) and clauses 42 to 53 (both inclusive), all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that -

4.1.1 on or before the Signature Date, the board of directors of the Purchaser has approved (and, if applicable, ratified) the entering into and implementation of this Agreement, the Transaction and all other agreements and transactions contemplated herein;

4.1.2 on or before the Signature Date, the board of directors of Purchaser Holdco has approved (and, if applicable, ratified) the entering into and implementation of this Agreement, the Transaction and all other agreements and transactions contemplated herein;

4.1.3 on or before the Signature Date, the board of directors and the shareholders of each of the Sellers has approved (and, if applicable, ratified) the entering into and implementation of this Agreement, the Transaction and all other agreements and transactions contemplated herein;

4.1.4 on or before the Signature Date, the board of directors of Adumo has approved the Transaction and all other agreements and transactions contemplated in this Agreement, including the transfer of the Sale Equity (other than the Sale Claims attributable to the amounts owing by Adumo Payments to CATS) to the Purchaser pursuant to this Agreement as well as the adherence by Adumo to this Agreement pursuant to clause 8 which board approval shall be subject to the shareholder approval in clause 4.1.13;

4.1.5 on or before the Signature Date, the board of directors of Adumo Payments has approved transfer of the portion of the Sale Claims attributable to the amounts owing by Adumo Payments to CATS to the Purchaser pursuant to this Agreement;

4.1.6 on or before the Signature Date, to the extent required, the shareholders of each of Crossfin Holdings and Crossfin SPV have passed all such resolutions as may be required to approve and implement the Transaction;

4.1.7 on or before the Signature Date, the Non-solicitation and Confidentiality Agreements in respect of the institutional investors referred to in clause 2.1.123.2 have been entered into and have become unconditional in accordance with their respective terms, save in respect of any condition therein requiring that this Agreement becomes unconditional;

4.1.8 on or before the Signature Date, an addendum to amend clause 15 (Roll-Up and Adumo Option) of the GAAP POS SHA has been entered into by the parties thereto on terms which the Purchaser has confirmed in writing are reasonably acceptable to it;

4.1.9 on or before the first business day after the Signature Date, the Insurance Policy has been entered into, upon terms and conditions reasonably acceptable to the Sellers' Representatives and the Purchaser;

4.1.10 on or before the date which is 30 days after the Signature Date, the Non-solicitation and Confidentiality Agreements in respect of the management investors referred to in clause 2.1.123.1 have been entered into and have become unconditional in accordance with their respective terms, save in respect of any condition therein requiring that this Agreement becomes unconditional;

4.1.11 on or before the date which is 30 days after the Signature Date, letters from Rand Merchant Bank (a division of FirstRand Bank Limited) and Purchaser Holdco have been delivered to the Sellers' Representatives which, taken together, confirm that the Purchaser has access to sufficient funds to settle the Cash Consideration and on terms reasonably acceptable to the Sellers' Representatives;

4.1.12 on or before the date which is 30 days after the Signature Date, the Purchaser has confirmed in writing that: (i) any amendments reasonably required to the employees' existing employment contracts have been entered into between the applicable Adumo Group Company and such Designated Employee; and/or (ii) the existing employment agreement pertaining to that Designated Employee is reasonably acceptable to the Purchaser;

4.1.13 on or before the date which is 30 days after the Signature Date, the shareholders (including preference shareholders) of Adumo have approved the entering into and implementation of this Agreement, the Transaction and all other agreements and transactions contemplated herein, including the transfer of the Sale Equity (other than the Sale Claims attributable to the amounts owing by Adumo Payments to CATS) to the Purchaser pursuant to this Agreement;

4.1.14 on or before the date which is 30 days after the Signature Date, Investec Bank Limited has, to the extent required: (i) consented in writing to Adumo's entering into and implementation of this Agreement, the Transaction and all other agreements and transactions contemplated herein and waived any rights which it may have in relation to the Transaction, and (ii) released all Sale Shares and Sale Claims held by CATS against any Adumo Group Company from any and all pledges and cessions in Investec Bank Limited's favour, either unconditionally or should the consent be conditional, then upon such conditions as may be reasonably acceptable to the Purchaser;

4.1.15 on or before the date which is 30 days after the Signature Date, ABSA Bank Limited has delivered its written consent to Crossfin Holdings in relation to Adumo's entering into and implementation of this Agreement, the Transaction and, to the extent required, all other agreements and transactions contemplated herein;

4.1.16 on or before the date which is 30 days after the Signature Date, the Insurance Policy has been endorsed to include the Adumo ESS Restructure;

4.1.17 on or before the date which is 30 days after the Signature Date, Purchaser Holdco has signed a written addendum to the Policy Agreement (which, if countersigned by the "Investors" (as defined in the Policy Agreement)) would become binding, which addendum achieves the inclusion of such Investors' attributable portion of Consideration Shares under the Transaction ("Additional Put Shares"), as follows: (i) "Put Shares", amended to make specific reference to the Additional Put Shares acquired as a result of the implementation of the Transaction; and (ii) "Put Price Per Share" amended to make specific reference, as a separate category of Purchaser Holdco Shares, to the Additional Put Shares and the price per share attributable to each such Purchaser Holdco Share under the Transaction;

4.1.18 either; (i) on or before 60 days after the Signature Date, the direct and/or indirect shareholders of CATS have provided written unconditional undertakings to purchase all (and not only a portion) of the Liquidating Crossfin Holdings Shareholders' pro rata entitlements to the Consideration Shares in consideration for an aggregate amount equal to the Replacement Cash Component; or (ii) if part (i) of this Condition Precedent is not timeously fulfilled then, on or before the Longstop Date, the Purchaser (or its nominee provided that such nominee is not located in the United States of America and is not a U.S. person) has concluded a written unconditional agreement with Crossfin SPV in relation to the acquisition of all (and not only a portion) of such entitlements in respect of all such Consideration Shares (other than those which are required to be liquidated in order to satisfy cash tax obligations), provided that the aggregate consideration for such entitlements will be equal to the Replacement Cash Component and provided further that: (i) the Purchaser (or its nominee, as applicable) has provided a bank guarantee from Rand Merchant Bank (a division of FirstRand Bank Limited) or other South African registered bank in respect of the settlement of such aggregate consideration and (ii) that, to the extent applicable, the Purchaser's nominee has, prior to the conclusion thereof, obtained all approvals as may be required to conclude and implement such agreement;

4.1.19 on or before the Longstop Date, to the extent required in accordance with the terms of the Material Agreements, the relevant third parties to the Material Agreements have consented in writing to the change of control over Adumo that will result from the implementation of this Agreement, either unconditionally or should the consent be conditional, then upon such conditions as may be acceptable to the Purchaser (acting reasonably);

4.1.20 on or before the Longstop Date, the Sellers' Representatives provides documentary evidence to the satisfaction of the Purchaser (acting reasonably) that the agreements in terms of which the Adumo ESS Restructure will be implemented in accordance with the TSM have been entered into and each such agreement has become unconditional in accordance with its terms (save for any condition requiring this Agreement to become unconditional or closing to occur in terms of this Agreement);

4.1.21 on or before the Longstop Date, any and all shareholder approvals and regulatory approvals required for the purposes of Purchaser Holdco issuing the Consideration Shares to the Sellers have been obtained; and

4.1.22 on or before the Longstop Date, to the extent required -

4.1.22.1 the Competition Authorities have approved the implementation of the Transaction either unconditionally or on condition/s which the Purchaser and the Sellers' Representatives have confirmed, in writing, are acceptable to them (taking into account the provisions of clause 5.8);

4.1.22.2 the Parties have obtained the relevant exchange control approval/s for the transactions provided for in this Agreement from the financial surveillance department of the South African Reserve Bank (either directly or acting through one of its authorised dealers); and

4.1.22.3 the Takeover Regulation Panel has provided written approval confirming that the Transaction has been unconditionally exempted from the application of Parts B and C of Chapter 5 of the Companies Act and the Takeover Regulations in its entirety, in terms of section 119(6) of the Companies Act.

4.2 All Parties shall use their reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent, as reasonably possible after the Signature Date.

4.3 The Conditions Precedent set out in -

4.3.1 clause 4.1.17 has been inserted for the benefit of the Purchaser and CATS, which will be entitled to waive fulfilment of such Condition Precedent, in whole or in part, by written agreement between the Purchaser and CATS prior to the expiry of the time period set out in that clause;

4.3.2 clauses 4.1.1, 4.1.2, 4.1.7, 4.1.8, 4.1.10, 4.1.12 and 4.1.20 have been inserted for the benefit of the Purchaser, which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice to the Sellers' Representatives prior to the expiry of the relevant time periods set out in those clauses;

4.3.3 clauses 4.1.3, 4.1.4, 4.1.5, 4.1.6 and 4.1.11 have been inserted for the benefit of the Sellers, which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice by the Sellers' Representatives delivering notice thereof to the Purchaser prior to the expiry of the relevant time periods set out in those clauses;

4.3.4 clauses 4.1.9, 4.1.13, 4.1.14, 4.1.15, 4.1.16, 4.1.18, 4.1.19 and 4.1.21, have been inserted for the benefit of all the Parties who will be entitled to waive fulfilment of such Conditions Precedent, in whole or in part, by written agreement between the Purchaser and the Sellers' Representatives prior to the expiry of the relevant time periods set out in those clauses; and

4.3.5 clause 4.1.22 is not capable of being waived.

4.4 Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Purchaser and the Sellers' Representatives before the aforesaid date or dates) the provisions of this Agreement, save for clauses 1 to 4 (both inclusive), clause 9, and clauses 44 to 53 (both inclusive), which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause  4.2.

4.5 In the event that part (ii) of the Condition Precedent contained in clause 4.1.18 is applicable and the Purchaser (or its nominee, as applicable) has offered to conclude a binding agreement with Crossfin SPV which complies with the requirements set out in part (ii) of that Condition Precedent, Crossfin SPV hereby undertakes to enter into such agreement with the Purchaser (or its nominee, as applicable) and each of Crossfin Holdco and the Purchaser (or its nominee, as applicable) hereby undertakes to do and procure the doing of all such things as may be required to give effect to the resultant transactions.  In addition, the Parties agree that in the event of a dispute between the Purchaser and Crossfin SPV arising out of or in respect of that Condition Precedent or the undertaking contained in this clause 4.5, the time and date for fulfilment of that Condition Precedent will automatically be extended for such further period of time to allow for the final resolution of such dispute in the appropriate legal forum.

5 MERGER NOTIFICATION TO COMPETITION AUTHORITIES

5.1 It is recorded that the Transaction and, to the extent applicable, the other transactions contemplated in this Agreement will result in a change in control, which will require the approval of the relevant Competition Authorities prior to this Agreement being implemented.

5.2 The Sellers and the Purchaser shall as soon as reasonably possible after the Signature Date, jointly instruct the Purchaser's Attorneys to prepare and submit a merger notice in respect of the Transaction and, to the extent necessary, the other transactions contemplated in this Agreement to the relevant Competition Authorities for approval.

5.3 The Sellers and the Purchaser shall procure that the Merger Notification is submitted to the Competition Authorities by no later than 20 business days after the Signature Date.

5.4 The Sellers and the Purchaser agree that the Merger Notification shall not be submitted to the relevant Competition Authority without the Sellers' Representatives or the Sellers' Attorneys having had a reasonable opportunity to review and comment on the draft Merger Notification and thereafter consenting in writing, to the submission of the Merger Notification to the relevant Competition Authority.

5.5 Each of the Parties shall -

5.5.1 sign all documents and expeditiously provide all necessary information upon being required to do so;

5.5.2 use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Merger Notification is properly prepared and duly submitted within the time period specified in clause 5.3;

5.5.3 procure that their respective third-party advisors (including their respective attorneys) co-operate with one another in good faith; and

5.5.4 do everything reasonably required by the Competition Authorities in order to enable the Merger Notification to be dealt with, to the extent that it is within its power to do so.

5.6 Once the Merger Notification has been submitted to the relevant Competition Authority, prior to the receipt of the decision of the relevant Competition Authority adjudicating the Competition Notification, the Purchaser shall procure that the Purchaser's Attorneys give a full account to the Sellers' Attorneys from time to time in regard to any interactions it (or the Purchaser) may have (other than as may pertain to competitively sensitive information and/or confidential information of the Purchaser) with the Competition Authorities.

5.7 The Purchaser shall be responsible for 50% and Adumo shall be responsible for 50% of the mandatory filing fees payable to each of the Competition Authorities in connection with the filing of the Merger Notification, subject to an aggregate maximum amount in respect of Adumo's contribution of ZAR500,000. Each Party shall bear its own legal costs associated with the preparation of such Merger Notification (if any).

5.8 The Parties shall be required to accept any reasonable conditions which may be imposed by a Competition Authority on the implementation of the Transaction.

6 COMPLIANCE WITH U.S. GAAP

The Purchaser has appointed PwC to perform the U.S. GAAP Conversion and related matters for purposes of Purchaser Holdco's compliance with its filing obligations related to U.S. securities law under this Transaction. The Purchaser shall be responsible for 50% and Adumo shall be responsible for 50% of the costs of and associated with the U.S. GAAP Conversion, subject to an aggregate maximum amount in respect of Adumo's contribution of ZAR2,825,000. Adumo shall refund Purchaser 50% of the costs within 7 days of presentation of invoices from PwC.

7 CONFIRMATION BY EXTERNAL U.S. COUNSEL OF CERTAIN MATTERS

The Sellers will be entitled, within a period of 5 business days after the Signature Date, to procure advice from an external legal counsel in the United States of their choosing, regarding the lawfulness of the ability of the Sellers and their direct and indirect shareholders to transact as contemplated in clauses 4.1.18, 11.4 and 11.5.  To the extent that such legal advice does not confirm this, the Sellers shall give written notice thereof to the Purchaser (together with a copy of such advice (on a non-reliance basis)) whereupon the Parties will negotiate in good faith in order to bring about such amendments to the Agreement as may be required in order to give effect to the spirit and purport of such clauses in a lawful manner.

8 ADHERENCE BY ADUMO AND UNDERTAKINGS BY SELLERS

8.1 The Sellers hereby undertake to procure that Adumo signs a deed of adherence to this Agreement in a form reasonably satisfactory to the Purchaser, (the "Deed of Adherence") by no later than two business days following the date on which the Condition Precedent in clause 4.1.13 is fulfilled.

8.2 From the Signature Date until the date on which Adumo signs the Deed of Adherence, the Sellers shall procure that Adumo complies with the provisions of this Agreement to the extent applicable.

8.3 Each of the Sellers hereby undertakes to vote in favour of the resolutions referred to in clause 4.1.13 (in their respective capacities as shareholders in Adumo) acknowledging that the Purchaser is placing reliance on their ability to procure the adoption of such resolution (accepting that the Sellers have no control over Investec's vote which is the only reason why such resolution was incapable of being adopted on or before the Signature Date).

9 TERMINATION OF TERM SHEET

The Parties hereby agree that the Term Sheet shall terminate on the Signature Date and be of no further force and effect.

PART 2 - SALE PROVISIONS

10 SALE

10.1 Subject to the fulfilment of the Conditions Precedent, the Sellers hereby sell to the Purchaser, which hereby purchases from the Sellers, its respective Sale Equity, as one composite and indivisible transaction.

10.2 Notwithstanding the Signature Date and the Closing Date, all risk in and all benefit attaching to the Sale Equity will pass to the Purchaser on the Closing Date but with effect from the Locked Box Date.

10.3 Possession and effective control of the Sale Equity will be given to the Purchaser on the Closing Date.  The Sellers will accordingly retain the right to exercise all voting rights attaching to the Sale Shares until Closing.

10.4 On the Closing Date, ownership of the Sale Equity shall pass from the Sellers to the Purchaser on the Closing Date.

11 PURCHASE CONSIDERATION AND SETTLEMENT

11.1 The Purchase Consideration will be allocated to the Sale Equity, as follows -

11.1.1 in respect of the Sale Claims, the face value thereof; and

11.1.2 in respect of the Sale Shares, the balance of the Purchase Consideration.

11.2 The value attributable to the Consideration Shares will be an amount equal to the Purchase Consideration less the Cash Consideration.

11.3 The Purchase Consideration will be settled on the Closing Date, as follows -

11.3.1 the Cash Consideration will be paid by the Purchaser to the Sellers in the Sellers' Proportions into the Sellers' Designated Accounts; and

11.3.2 Purchaser Holdco will discharge a portion of the Purchase Consideration on behalf of the Purchaser, by issuing the Consideration Shares, in the Sellers' Proportions, into the Sellers' CSDP accounts as nominated in terms of clause 16.4 (and on the Closing Date the Purchaser will record a loan in its books of account in the name of Purchaser Holdco in an equivalent amount).

11.4 The Sellers shall have the right, by way of the Sellers' Representatives delivering written notice to Purchaser Holdco ("Nomination Notice") by no later than 5 business days prior to the Closing Date, to nominate one or more of the direct or indirect shareholders of the Sellers to accept in their own name any Consideration Shares which would otherwise have been issued to the Sellers under the Agreement ("Sellers' Nominees"). The Nomination Notice shall: (i) contain the details of the Sellers' Nominees (including the Sellers' Nominees' CSDP accounts); (ii) specify the proportions in which the Consideration Shares will be issued to the Sellers' Nominees; and (iii) confirm that, to the extent applicable, the approval from the financial surveillance department of the South African Reserve Bank (either directly or acting through one of its authorised dealers) has been obtained and the Nomination Notice shall enclose written documentary evidence of such approval. The Sellers agree that Purchaser Holdco shall be deemed to have fully discharged its obligation to settle any component part of the Purchase Consideration settled to a Sellers' Nominee once the designated number of Consideration Shares has been duly issued to the applicable Sellers' Nominees' respective CSDP accounts. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on  behalf of Purchaser Holdco or the Purchaser (i) it is expressly acknowledged and agreed that the preparation of the Nomination Notice and the calculations and allocations set forth therein are the sole responsibility of the Sellers, and the Purchaser and Purchaser Holdco shall be entitled to conclusively rely on the Nomination Notice, without any obligation to investigate or verify the accuracy or correctness thereof, and to issue Consideration Shares in accordance therewith and (ii) in no event will the Purchaser or Purchaser Holdco have any liability to any person (including the Sellers) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation or contents of the Nomination Notice (including any updated version thereof delivered pursuant hereto) and the allocations set forth therein or payments made pursuant thereto.

11.5 Subject to clause 11.4, the Sellers shall not (and shall procure that, to the extent applicable, the Sellers' Nominees shall not) grant any option for the sale (including without limitation any short sale), sell, transfer or dispose (or do or permit the doing of anything which is intended to have substantially the same economic effect as any of the aforegoing) of their Consideration Shares to or in favour of any other person, until 180 days after the Closing Date (the "Lockup Period"), provided, however that:

11.5.1 the Sellers (and/or Sellers' Nominees) may encumber Consideration Shares in favour of third party funders;

11.5.2 the Sellers (and/or Sellers' Nominees) may sell Consideration Shares for cash to the Related Seller Entities during the Lockup Period, so long as (i) such resale is conducted in accordance with the provisions of Regulation S under the U.S. Securities Act (to the extent applicable), and (ii) any such Related Seller Entity agrees in writing, in a form satisfactory to Purchaser Holdco, to be bound by the terms of this clause 11.5 as if it were an original party hereto; and

11.5.3 after the Resale Registration Statement (as defined in clause 16.6) is declared effective by the SEC, each Seller (and/or Sellers' Nominee) may sell up to 15% of the Consideration Shares acquired by such Seller (and/or Sellers' Nominee) on the Closing Date during the Lockup Period pursuant to such Resale Registration Statement.

11.6 The Sellers hereby consent and undertake to give the required instructions to their respective CSDPs to effect any electronic flag or similar endorsement intended to give constructive notice to third parties of the restrictions contained in this clause 11.5 and to provide proof thereof and any approvals required by the JSE in relation to such flag or endorsement to the Purchaser.

12 ADUMO LEAKAGE WHICH BECOMES KNOWN AND IS FINALLY DETERMINED PRIOR TO THE CLOSING DATE

12.1 The Cash Consideration portion of the Base Purchase Consideration payable to the Seller benefitting from any Adumo Leakage shall be automatically reduced on a rand-for-rand basis for any Adumo Leakage between the Locked Box Date and the Closing Date which becomes known by the Parties before the Closing Date and is either agreed in writing before the Closing Date or finally determined before the Closing Date by an Expert.

12.2 On the 2nd business day following the Designated Date, the Sellers' Representatives shall deliver to the Purchaser a signed irrevocable and unconditional certificate ("Pre-Closing Adumo Leakage Certificate") either confirming that no Adumo Leakage has occurred prior to the Closing Date or setting out each item of Adumo Leakage and all workings and supporting information to enable the Purchaser to make a fully informed assessment of the impact of such Adumo Leakage on the Base Purchase Consideration.

12.3 On delivery of the Pre-Closing Adumo Leakage Certificate referred to in clause 12.1, the Sellers' Representatives shall procure that the Purchaser and its advisors are immediately granted unrestricted access to all relevant information as may be reasonably required to assess the Pre-Closing Adumo Leakage Certificate. The Purchaser shall be entitled, on or prior to the 5th business day following receipt by the Purchaser of the Pre-Closing Adumo Leakage Certificate, to deliver to the Sellers' Representatives a written notice specifying in reasonable detail its objections ("Adumo Leakage Objection Notice") to the calculation of the identified Adumo Leakage or any element thereof.

12.4 If the Purchaser does not deliver an Objection Notice within the aforementioned 5 business day period, then the amount set out in the Pre-Closing Adumo Leakage Certificate will be conclusive and binding upon the Parties.

12.5 If the Purchaser delivers an Adumo Leakage Objection Notice, the Purchaser and the Sellers' Representatives (the "Relevant Parties", each a "Relevant Party") shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Adumo Leakage Objection Notice ("Adumo Leakage Resolution Period"). In the event that the Relevant Parties resolve such dispute in writing ("Adumo Resolution Agreement") during the Adumo Leakage Resolution Period, the Purchase Consideration shall be the amount stipulated in the Adumo Leakage Resolution Agreement and will be final and binding on the Parties. In the event Relevant Parties fail to resolve such dispute during the Adumo Leakage Resolution Period, the dispute shall be referred to an Expert and the provisions of clause 13.4 shall apply, mutatis mutandis.

13 ADUMO LEAKAGE WHICH BECOMES KNOWN OR IS FINALLY DETERMINED AFTER THE CLOSING DATE

13.1 To the extent that it is only determined within a period of 12 months after the Closing Date that Adumo Leakage did occur between the Locked Box Date and the Closing Date, the Purchaser shall be required to deliver a notice to the Sellers' Representatives setting out the quantum of such Adumo Leakage ("Post- Closing Adumo Leakage Certificate") and the relevant supporting documentation in respect of such Adumo Leakage.

13.2 The Sellers' Representatives shall be entitled, on or prior to the 5th business day following receipt by the Sellers' Representatives of the Post-Closing Adumo Leakage Certificate, to deliver to the Purchaser a written notice specifying in reasonable detail its objections ("Final Adumo Leakage Objection Notice") to the Post-Closing Adumo Leakage Certificate.

13.3 If the Sellers' Representatives do not deliver a Final Adumo Leakage Objection Notice within the aforementioned 5 business day period, then the amount set out in the Post-Closing Adumo Leakage Certificate will be conclusive and binding upon the Parties and the aggregate of the values as set out in the Post-Closing Adumo Leakage Certificate will constitute the Adumo Leakage.

13.4 If the Sellers' Representatives deliver a Final Adumo Leakage Objection Notice, the Relevant Parties shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Final Adumo Leakage Objection Notice ("Final Adumo Leakage Resolution Period"). In the event that the Relevant Parties resolve such dispute in writing ("Final Adumo Leakage Resolution Agreement") during the Final Adumo Leakage Resolution Period, the Adumo Leakage shall be the amount stipulated in the Final Adumo Leakage Resolution Agreement and will be final and binding on the Parties. In the event the Relevant Parties fail to resolve such dispute during the Final Adumo Leakage Resolution Period, the dispute shall be referred to an Expert. The Expert shall act as an expert and not as an arbitrator and shall be requested to provide its decision within 10 business days of appointment. The Purchaser and the Sellers (through the Sellers' Representatives) shall furnish to the Expert such papers and other documents and information relating to the dispute as the Expert may reasonably request and are available to the relevant Seller and the Purchaser.

13.5 Within 3 business days following final determination that a Leakage has occurred in accordance with this clause 13.4, the Seller/s who benefited from the Adumo Leakage shall be obliged to refund the amount of such Adumo Leakage (as finally determined) to the Purchaser in cash, plus interest thereon at the Prime Rate from the date on which such Adumo Leakage occurred up to and including the day immediately prior to the day on which such Adumo Leakage is refunded to the Purchaser.

14 LESAKA LEAKAGE WHICH BECOMES KNOWN AND IS FINALLY DETERMINED PRIOR TO THE CLOSING DATE

14.1 The Cash Consideration portion of the Base Purchase Consideration shall be automatically increased by any Lesaka Leakage between the Locked Box Date and the Closing Date which becomes known by the Parties before the Closing Date and is either agreed in writing before the Closing Date or finally determined before the Closing Date by an Expert.

14.2 On the 2nd business day following the Designated Date, the Purchaser shall deliver to the Sellers' Representatives a signed irrevocable and unconditional certificate ("Pre-Closing Lesaka Leakage Certificate") either confirming that no Lesaka Leakage has occurred prior to the Closing Date or setting out each item of Lesaka Leakage and all workings and supporting information to enable the Sellers' Representatives to make a fully informed assessment of the impact of such Lesaka  Leakage on the Base Purchase Consideration.

14.3 On delivery of the Pre-Closing Leakage Certificate referred to in clause 12.1, the Purchaser shall procure that the Sellers' Representatives and its advisors are immediately granted unrestricted access to all relevant information as may be reasonably required to assess the Pre-Closing Lesaka Leakage Certificate. The Sellers' Representatives shall be entitled, on or prior to the 5th business day following receipt by the Sellers' Representatives of the Pre-Closing Lesaka Leakage Certificate, to deliver to the Purchaser a written notice specifying in reasonable detail its objections ("Lesaka Leakage Objection Notice") to the calculation of the identified Lesaka Leakage or any element thereof.

14.4 If the Sellers' Representatives do not deliver an Lesaka Leakage Objection Notice within the aforementioned 5 business day period, then the amount set out in the Pre-Closing Lesaka Leakage Certificate will be conclusive and binding upon the Parties.

14.5 If the Sellers' Representatives deliver a Lesaka Leakage Objection Notice, the Relevant Parties shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Lesaka Leakage Objection Notice ("Lesaka Leakage Resolution Period"). In the event that the Relevant Parties resolve such dispute in writing ("Lesaka Leakage Resolution Agreement") during the Lesaka Leakage Resolution Period, the Purchase Consideration shall be the amount stipulated in the Lesaka Leakage Resolution Agreement and will be final and binding on the Parties. In the event that the Relevant Parties fail to resolve such dispute during the Resolution Period, the dispute shall be referred to an Expert and the provisions of clause 13.4 shall apply, mutatis mutandis.

15 LESAKA LEAKAGE WHICH BECOMES KNOWN OR IS FINALLY DETERMINED AFTER THE CLOSING DATE

15.1 To the extent that it is only determined within a period of 12 months after the Closing Date that Lesaka Leakage did occur between the Locked Box Date and the Closing Date, the Sellers' Representatives shall be required to deliver a notice to the Purchaser setting out the quantum of such Lesaka Leakage ("Post-Closing Lesaka Leakage Certificate") and the relevant supporting documentation in respect of such Lesaka Leakage.

15.2 Purchaser shall be entitled, on or prior to the 5th business day following receipt by the Purchaser of the Post-Closing Lesaka Leakage Certificate, to deliver to the Sellers' Representatives a written notice specifying in reasonable detail its objections ("Final Lesaka Leakage Objection Notice") to the Post-Closing Lesaka Leakage Certificate.

15.3 If the Purchaser does not deliver a Final Lesaka Leakage Objection Notice within the aforementioned 5 business day period, then the amount set out in the Post-Closing Lesaka Leakage Certificate will be conclusive and binding upon the Parties and the aggregate of the values as set out in the Post-Closing Lesaka Leakage Certificate will constitute the Lesaka Leakage.

15.4 If the Purchaser delivers a Final Lesaka Leakage Objection Notice, the Relevant Parties shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Final Lesaka Leakage Objection Notice ("Final Resolution Period"). In the event that the Relevant Parties resolve such dispute in writing ("Final Lesaka Leakage Resolution Agreement") during the Final Lesaka Leakage Resolution Period, the Lesaka Leakage shall be the amount stipulated in the Final Lesaka Leakage Resolution Agreement and will be final and binding on the Parties. In the event the Relevant Parties fail to resolve such dispute during the Final Lesaka Leakage Resolution Period, the dispute shall be referred to an Expert. The Expert shall act as an expert and not as an arbitrator and shall be requested to provide its decision within 10 business days of appointment. The Purchaser and the Sellers (through the Sellers' Representatives) shall furnish to the Expert such papers and other documents and information relating to the dispute as the Expert may reasonably request and are available to the relevant Seller and the Purchaser.

15.5 Within 3 business days following final determination that a Lesaka Leakage has occurred in accordance with this clause 13.4, the Purchaser shall be obliged to pay to the Sellers in the Sellers' Proportions into the Sellers' Designated Accounts an amount equal to such Lesaka Leakage (as finally determined) to the Sellers in cash, plus interest thereon at the Prime Rate from the date on which such Lesaka Leakage occurred up to and including the day immediately prior to the day on which such Lesaka Leakage is paid to the Sellers.  Any such refund amount shall be grossed-up by a factor of 1.264.

16 CLOSING

16.1 The Sellers and Adumo hereby undertake to implement the Adumo ESS Restructure in accordance with the TSM by no later than the business day immediately preceding the Closing Date.

16.2 On the business day immediately preceding the Closing Date, each of the B Class Shares will automatically convert into one ordinary share in Adumo in accordance with its terms.

16.3 On the Closing Date, each of the Sellers will deliver to the Purchaser -

16.3.1 original share certificates in respect of the Sale Shares;

16.3.2 share transfer forms in respect of the Sale Shares duly completed and signed by the registered holders thereof and currently dated;

16.3.3 a copy of the securities register of Adumo reflecting the Purchaser as the holder of the Sale Shares;

16.3.4 to the extent so required by the Purchaser by means of written notice given to the Sellers delivered within 2 business days of the Designated Date, the written resignations, with effect from the Closing Date, of -

16.3.4.1 Dean Sparrow, Edward Pitsi, Nic Smalle, Matteo Stefanel, Hank Oberoi and Rostan Schwab as directors of Adumo, confirming that they waive all claims, whether in contract or in delict, actual or contingent, that they may have had against Adumo up until the Closing Date or which arise out of any cause of action preceding the Closing Date; and

16.3.4.2 the public officer, company secretary and any other officer of Adumo, it being specifically agreed that these resignations are from formal appointments as officers of Adumo only, and not from posts of employment with Adumo, if applicable;

16.3.5 copies of resolutions of the shareholders of Adumo electing, with effect from the Closing Date, such directors as may have been nominated for that purpose by the Purchaser by means of written notice to the Sellers' Representatives delivered within 2 business days of the Designated Date; and

16.3.6 copies of resolutions of directors of Adumo noting the resignations of the directors, Adumo Auditors (to the extent required) and/or officers contemplated in clause 16.3.4.

16.4 On the Closing Date, the Sellers hereby cede to the Purchaser all of their respective right, title and interest in and to the Sale Claims with effect from the Closing Date.

16.5 On the Closing Date, Purchaser Holdco shall -

16.5.1 furnish to its CSDP, written instructions to credit such CSDP account that each of the Sellers shall designate in writing at least 2 business days prior to the Closing Date, with the Consideration Shares (in the Sellers' Proportions, subject to clause 11.4);

16.5.2 procure that its CSDP or broker confirms in writing that Purchaser Holdco's instruction has been implemented; and

16.5.3 provide evidence that: (i) the Consideration Shares have been authorised for listing on the securities exchange owned and operated by the JSE, subject to the official notice of issuance; and (ii) Purchaser Holdco has satisfied its notice obligations under NASDAQ Listing Rule 5250(e)(2) with respect to the Consideration Shares.

16.6 Following the Closing Date, as soon as practicable (and in any event within 60 calendar days of the Closing Date), Purchaser Holdco agrees to file a resale registration statement with the SEC covering the resale of the Consideration Shares by the Sellers and Sellers' Nominees, as applicable (the "Resale Registration Statement").  Purchaser Holdco shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC within 90 days (or 120 days in the event the SEC elects to review such registration statement) following the filing date of such registration statement and to keep such registration statement effective at all times until: (i) the Sellers and Sellers' Nominees cease to own any Consideration Shares, or (ii) all of Consideration Shares are eligible for resale pursuant to Rule 144 (without volume restrictions and provided the Purchaser Holdco is in compliance with the current public information requirement under Rule 144) promulgated by the SEC pursuant to the Securities Act.

17 WAIVER

In relation to the Transaction and for the purpose of giving effect to the provisions of this Agreement, each of the Sellers hereby irrevocably consents to the Transaction and waives all and any pre-emptive rights, tag-along rights, come along rights and rights of first refusal, or any similar rights, which it may have in respect of the Sale Equity, in terms of any shareholders agreement, memorandum of incorporation or otherwise.

PART 3 - GAP PERIOD PROVISIONS

18 VERIFICATION OF LESAKA EQUITY VALUE

18.1 The Purchaser shall, as soon as reasonably possible after the Signature Date, brief the Lesaka Auditor to conduct a focussed and limited review of the financial information comprising the Lesaka NEV for purposes of verifying the accuracy thereof (but adopting the same methodology and approach as outlined in the Lesaka NEV) and rendering a certificate ("Lesaka NEV Certificate") to be delivered to the Sellers Representatives by no later than 31 July 2024 which details any deviations therefrom.

18.2 On delivery of the Lesaka NEV Certificate, the Purchaser shall procure that the Sellers' Representatives and its advisors are immediately granted unrestricted access to all relevant information as may reasonably be required to assess the Lesaka NEV Certificate.  The Sellers' Representatives shall be entitled, on or prior to the 5th business day following receipt by the Sellers' Representatives of the Lesaka NEV Certificate, to deliver to the Purchaser a written notice specifying in reasonable detail its objections ("Lesaka NEV Objection Notice") to the Lesaka NEV Certificate.

18.3 If the Sellers' Representatives do not deliver a Lesaka NEV Objection Notice within the aforementioned 5 business day period, then the amount set out in the Lesaka NEV Certificate will be conclusive and binding upon the Parties.

18.4 If the Sellers' Representatives deliver a Lesaka NEV Objection Notice, the Purchaser and the Sellers' Representatives shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Lesaka NEV Objection Notice ("Lesaka NEV Resolution Period"). In the event that the Purchaser and the Sellers' Representatives resolve such dispute in writing ("Lesaka NEV Resolution Agreement") during the Lesaka NEV Resolution Period, the new Lesaka NEV shall be as stipulated in the Lesaka NEV Resolution Agreement and will be final and binding on the Parties. In the event the Sellers' Representatives and the Purchaser fail to resolve such dispute during the Lesaka NEV Resolution Period, the dispute shall be referred to an Expert. The Expert shall act as an expert and not as an arbitrator and shall be requested to provide its decision within 10 business days of appointment. The Purchaser shall furnish to the Expert such papers and other documents and information relating to the dispute as the Expert may reasonably request and are available to the Purchaser.

19 VERIFICATION OF ADUMO EQUITY VALUE

19.1 The Sellers shall, as soon as reasonably possible after the Signature Date, brief the Adumo Auditors to conduct a focussed and limited review of the financial information comprising the Adumo NEV for purposes of verifying the accuracy thereof (but adopting the same methodology and approach as outlined in the Adumo NEV) and rendering a certificate ("Adumo NEV Certificate") to be delivered the Purchaser by no later than 31 July 2024 which details any deviations therefrom.

19.2 On delivery of the Lesaka NEV Certificate, the Sellers shall procure that the Purchaser and its advisors are immediately granted unrestricted access to all relevant information as may reasonably be required to assess the Adumo NEV Certificate. The Purchaser shall be entitled, on or prior to the 5th business day following receipt by it of the Adumo NEV Certificate, to deliver to the Sellers' Representatives a written notice specifying in reasonable detail its objections ("Adumo NEV Objection Notice") to the Adumo NEV Certificate.

19.3 If the Purchaser does not deliver an Adumo NEV Objection Notice within the aforementioned 5 business day period, then the amount set out in the Adumo NEV Certificate will be conclusive and binding upon the Parties.

19.4 If the Purchaser delivers an Adumo NEV Objection Notice, the Purchaser and the Sellers' Representatives shall attempt to negotiate and resolve such dispute within 5 business days of receipt of the Adumo NEV Objection Notice ("Adumo NEV Resolution Period"). In the event that the Purchaser and the Sellers' Representatives resolve such dispute in writing ("Adumo NEV Resolution Agreement") during the Adumo NEV Resolution Period, the new Adumo NEV shall be the amount stipulated in the Adumo NEV Resolution Agreement and will be final and binding on the Parties. In the event the Sellers' Representatives and the Purchaser fail to resolve such dispute during the Adumo NEV Resolution Period, the dispute shall be referred to an Expert. The Expert shall act as an expert and not as an arbitrator and shall be requested to provide its decision within 10 business days of appointment. The Sellers shall furnish to the Expert such papers and other documents and information relating to the dispute as the Expert may reasonably request and are available to the Sellers.

20 ADJUSTMENT OF SHARE SWAP RATIO BASED ON FINAL LESAKA NEV AND FINAL ADUMO NEV

20.1 If the relative value of the Adumo Group to the Purchaser Group as reflected in the Final Adumo NEV and the Final Lesaka NEV, respectively, would have resulted in the percentage of Consideration Shares (i.e. 20.91%) moving by:

20.1.1 less than 0.5% up or down (i.e. between 20.41% and 21.41%), then there will be no change in the Consideration Shares;

20.1.2 between 0.5% and 1.5% up or down (both inclusive) (i.e. 19.41% and 20.41% or 21.41% and 22.41%) then the reference to "20.91%" at clause 2.1.44 and 2.1.84 shall be deemed to have been amended to refer to such actual percentage; and

20.1.3 moving by more than 1.5% up or down (i.e. less than 19.41% or more than 22.41%), each of the Purchaser and Sellers' Representatives will have the right to renegotiate or terminate the Agreement by way of written notice to the other Parties.

20.2 Any dispute under clause 20.1 may be referred by the Purchaser and Sellers' Representatives to the Expert for determination, acting as experts and not as arbitrators and such Expert shall be requested to provide its decision within 10 business days of appointment. The Parties shall furnish to the Expert such papers and other documents and information relating to the dispute as the Expert may reasonably request and are available to the Parties.  If such dispute has not been resolved before the Closing Date, the Closing Date shall be automatically deferred to the fifth business day following resolution of such dispute (unless the Agreement is terminated in accordance with clause 20.1.3).

21 CONDUCT OF ADUMO BUSINESS DURING GAP PERIOD

21.1 The Sellers hereby undertake to and in favour of the Purchaser, that, during the Gap Period the Business will be carried on in substantially the normal and ordinary course and the Adumo Group will not enter into any contract or commitment or do anything which, in any such case, is outside of the normal and ordinary course of the Business, save to the extent that (i) the prior written consent of the Purchaser is obtained (which consent will not be unreasonably withheld or delayed); or (ii) a matter was Fairly Disclosed before the Signature Date; or (iii) any action, contract, resolution or commitment is taken, passed, concluded or made in order to give effect to the Transaction or any transactions expressly referred to in this Agreement (including, without limitation, the implementation of the Adumo ESS Restructure and the conversion of the B Class Shares); or (iv) the matter arises out of a Permitted Transaction.  Without detracting from the aforegoing (but subject to the same exceptions), the Sellers hereby undertake to and in favour of the Purchaser, that, during the Gap Period -

21.1.1 the Adumo Group will not change its normal manner, method or trading style of carrying on business (it being recorded that the launching of new products or services shall be considered to be its normal manner and method of carrying on business);

21.1.2 no material assets will be acquired or sold by the Adumo Group other than in the ordinary, normal and regular course of businesses.  For purposes of this clause, "material" means assets individually or collectively having a value exceeding R5,000,000;

21.1.3 the Adumo Group will not incur any liabilities other than in the ordinary, normal and regular course of business without adequate value having been received, and will not authorise or incur any capital expenditure except in the ordinary, normal and regular course of business;

21.1.4 the Adumo Group will not change its residence for tax purposes;

21.1.5 the Adumo Group will treat all matters in regard to tax (and related reporting matters) consistently with past practice and methodology;

21.1.6 there will be no changes in the shareholding structure of the Adumo Group (other than as a result of the implementation of the Adumo ESS Restructure and the conversion of the B Class Shares) and no Adumo Group Company will take any steps to apply for the winding-up;

21.1.7 save as provided for in this Agreement, no Adumo Group Company will issue or agree to issue any shares (including bonus and capitalisation shares), and the Sellers will not pass or agree to pass, any resolution for the increase or reduction of any Adumo Group Company's share capital, or for the creation of any securities;

21.1.8 no Adumo Group Company will enter into any agreement or transaction with a value exceeding R5,000,000 outside of the normal and ordinary course of business;

21.1.9 no resolutions will be passed by (i) the Sellers in their capacities as shareholders of Adumo; or (ii) the board of directors of Adumo, except such resolutions as (a) may be necessary to give effect to the Transaction; (b) are passed in the ordinary, normal and regular course of business; or (c) may be required in order to give effect to any agreement, transaction or action expressly referred to in this Agreement or otherwise permitted to be undertaken in terms of this clause 21;

21.1.10 no Adumo Group Company will acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person/s;

21.1.11 no Adumo Group Company will enter into or agree to enter into, any joint venture, partnership agreement or other venture for the sharing of profits or assets other than in the ordinary course and consistent with past practice;

21.1.12 each Adumo Group Company will pay all amounts of any nature whatsoever that become due and payable by Adumo in the ordinary course and consistent with past practice;

21.1.13 each Adumo Group Company will (consistent with past practice) make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of the Adumo Group Company and its assets, and maintain (consistent with past practice) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorisation;

21.1.14 the Sellers will not pass any resolutions effecting any changes to the Memoranda of Incorporation of the Adumo Group;

21.1.15 no Adumo Group Company will incur any third-party debt other than for purposes of capital expenditure or in the ordinary, normal and regular course of business;

21.1.16 enter into or agree to enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of its employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any keyman insurance;

21.1.17 commence, compromise or discontinue any legal, administrative, regulatory or arbitration proceedings other than -

21.1.17.1 routine debt collection in the ordinary course of business; or

21.1.17.2 any proceedings reasonably necessary to secure or preserve any right of any Adumo Group Company (including, but not limited to, the interruption of prescription or the obtaining of an interdict or mandamus) and in respect of which proceedings the Sellers undertake to consult with the Purchaser;

21.1.18 repay or prepay any loans of whatsoever nature and amount, any borrowings or any other financial facility or assistance made available to it (excluding amounts payable in the normal and ordinary course of business);

21.1.19 terminate the employment or office of any of its senior employees (other than termination for cause) or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any of the employees (whether senior or junior), consultants, directors or officers including increasing employees' or directors' compensation or benefits, except in the normal and ordinary course of business and consistent with past practices;

21.1.20 make or agree to any material amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of or breach or fail to comply with the terms of any contract or arrangement with third parties which is outside of the ordinary course of business; or

21.1.21 make any Distributions to any person other than a Seller or a Related Person of a Seller; or

21.1.22 make any changes to its accounting policies and procedures.

21.2 The Sellers shall procure that the Adumo Group shall, during the Gap Period -

21.2.1 deliver to the Purchaser copies of the management accounts in respect of Adumo Management in respect of each month after the Signature Date by no later than 20 days after the end of the relevant month, which accounts shall -

21.2.1.1 be prepared consistently with past practice and methodology and, in any event, on the same basis as they have been for the 12-month period prior to the Signature Date;

21.2.1.2 fairly present the financial position, operations and results of the Adumo Group for the period to which they relate; and

21.2.1.3 save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item;

21.2.2 notify the Purchaser of any Adumo MAC or breach of any Sellers' Warranty;

21.2.3 in the event that an enforcement notice is issued to the Adumo Group during the Gap Period in relation to any alleged breach by the Adumo Group of the provisions of the Consumer Protection Act No. 68 of 2008 or the Protection of Personal Information Act No. 4 of 2013, take all steps reasonably necessary to address and/or defend the enforcement notice at the Adumo Group's cost;

21.2.4 consent in writing to the change of control over Adumo that will result from the implementation of this Agreement to the extent required by the Material Intra-Group Agreements; and

21.2.5 to the extent within the Sellers' respective control, keep the Business and the assets of the Adumo Group used in respect of the Business substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees, save for any deviations (it being recorded that the launching of new products or services shall not constitute a deviation) which may be required in the ordinary course of business.

21.3 The Sellers shall procure that the Adumo Group shall, until the Closing Date, unless the Purchaser consents otherwise in writing (such consent not to be unreasonably withheld or delayed), maintain in force all insurance policies in existence as at the Signature Date which are required for the Business, as well as any other insurance policies taken out by the Adumo Group thereafter in regard thereto.

21.4 Notwithstanding the provisions of this clause 21, it is agreed that the undertakings given by the Sellers in terms of this clause 21 will not in any way confer upon the Purchaser the right to materially influence the policies of the Adumo Group nor to permit the Purchaser to become actively involved in the running of the Business during the Gap Period, and will not constitute any direct or indirect establishment of control or exercise of any material influence.

21.5 Each of the Sellers hereby undertakes to notify the Purchaser in writing (by written notice from the Sellers' Representatives) within 2 business days of becoming aware of any breach or reasonably suspected breach of any of the Gap Period Undertakings. Similarly, the Purchaser hereby undertakes to notify the Sellers' Representatives in writing within 2 business days of a Purchaser's Deal Team Member becoming aware of any breach or reasonably suspected breach of any of the Gap Period Undertakings.  In either case, if any such notice is given less than 2 business days prior to the Closing Date, the Closing Date shall automatically be deferred to the date which is 2 business days following the date on which such notice is given.

21.6 If, at any time during the Gap Period, any of the Adumo Gap Period Undertakings is breached (notwithstanding that the Agreement has not yet become unconditional in accordance with its terms) (being a "Adumo Gap Period Undertaking Breach") and the Sellers have not taken remedial action to the Purchaser's reasonable satisfaction to procure that such Adumo Gap Period Undertaking Breach is remedied prior to the Closing Date after receiving notice from the Purchaser to do so in terms of clause 21.5, and the aggregate of the damages that would be suffered by the Purchaser as a result of such Adumo Gap Period Undertaking Breach is equal to or greater than ZAR30,000,000 (an "Adumo Gap Period Undertaking Claim"), the Purchaser shall be entitled to cancel the Agreement on written notice to the Sellers upon which it will be so terminated and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 21.

21.7 The rights of the Purchaser under clause 21.6 shall be its sole remedy in respect of any Adumo Gap Period Undertaking Breach and accordingly should an Adumo Gap Period Undertaking Breach not give rise to an Adumo Gap Period Undertaking Claim or should the Purchaser not elect to terminate the Agreement in accordance with clause 21.6, it shall have no claims against the Sellers in respect of such Adumo Gap Period Undertaking Breach.

22 PROXY STATEMENT PREPARATION AND COOPERATION

22.1 As soon as practicable following the Signature Date, the Sellers shall deliver to Purchaser Holdco (i) the Adumo Audited Accounts, and (ii) as of the latest period required to be presented in any filing with the SEC, the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of Adumo and the related consolidated income statement, changes in shareholder equity and statement of cash flows (and any related footnotes) for such period ("Reviewed Interim Financial Statements"). The Sellers shall use their commercially reasonable efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Sellers in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in any registration statement and/or proxy statement filed in connection herewith and any other filings to be made by Purchaser Holdco with the SEC in connection with the transactions contemplated by this Agreement; and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable law or requested by the SEC.

22.2 The Parties hereto shall further cooperate with each other and use their respective commercially reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

23 CONDUCT OF THE PURCHASER GROUP BUSINESS DURING GAP PERIOD

23.1 The Purchaser hereby undertakes to and in favour of the Sellers, that, during the Gap Period, it will procure that the Purchaser Group continues to conduct its operations in substantially the normal and ordinary course.

23.2 The Purchaser hereby undertakes to notify the Sellers' Representatives in writing within 2 business days of becoming aware of any breach or reasonably suspected breach of the Lesaka Gap Period Undertaking. Similarly, the Sellers' Representatives hereby undertake to notify the Purchaser's Deal Team Members in writing within 2 business days of the Sellers' Representatives becoming aware of any breach or reasonably suspected breach of the Lesaka Gap Period Undertaking.  In either case, if any such notice is given less than 2 business days prior to the Closing Date, the Closing Date shall automatically be deferred to the date which is 2 business days following the date on which such notice is given.

23.3 If, at any time during the Gap Period, the Lesaka Gap Period Undertaking is breached (notwithstanding that the Agreement has not yet become unconditional in accordance with its terms) (being a "Lesaka Gap Period Undertaking Breach") and the Purchaser has not taken remedial action to the Sellers' Representatives reasonable satisfaction to procure that any such Lesaka Gap Period Undertaking Breach is remedied prior to the Closing Date after receiving notice from Sellers' Representatives to do so in terms of clause 21.5, and the aggregate of the damages that would be suffered by the Sellers as a result of such breach is equal to or greater than ZAR30,000,000 (a "Lesaka Gap Period Undertaking Claim"), the Sellers shall be entitled to cancel the Agreement on written notice from the Sellers' Representatives to the Purchaser's Deal Team Members upon which it will be so terminated and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 23.

23.4 The rights of the Sellers under clause 23.3 shall be their sole remedy in respect of any Lesaka Gap Period Undertaking Breach and accordingly should a Lesaka Gap Period Undertaking Breach not give rise to a Lesaka Gap Period Undertaking Claim or should the Sellers not elect to terminate the Agreement in accordance with clause 23.3, they shall have no claims against the Purchaser in respect of such Lesaka Gap Period Undertaking Breach.

24 ADUMO GROUP - ANTI-CORRUPTION

24.1 If, at any time during the Gap Period, and save as Fairly Disclosed to the Purchaser or a Purchaser's Deal Team Member in writing before the Signature Date -

24.1.1 the Purchaser becomes aware of the fact, or an allegation that a reasonable purchaser may regard as credible is made by a third party that, -

24.1.1.1 any Adumo Group Company Representative is violating or has at any time in the period of two years immediately prior to the Signature Date violated, any Anti-Corruption Laws or offered, paid, promised to pay, or authorised the payment of any money, or offered, given, promised to give, or authorised the giving of any Gratification, to any Government Official, commercial entity or to any other person to obtain or retain an improper business advantage or to influence the acts or decisions or omissions of acts or decisions of a Government Official acting in their official capacity, a commercial entity or to any other person;  and/or

24.1.1.2 any Adumo Group Company or Government Entity is conducting or initiating or has at any time in the period of two years immediately prior to the Signature Date conducted or initiated any investigation into the Adumo Group or any Adumo Group Company has made a voluntary, directed, or involuntary disclosure to any Government Entity or similar agency with respect to any alleged noncompliance with any Anti-Corruption Law; and/or

24.1.1.3 any Adumo Group Company Representative is a Government Official;  and/or

24.1.1.4 any Government Official or Government Entity (other than the International Finance Corporation, IFC Financial Institutions Growth Fund, LP and Eskom Pension and Provident Fund) owns an interest, whether direct or indirect, in the Adumo Group or has any legal or beneficial interest in the Adumo Group or is entitled to receive payments made to the Adumo Group by the Purchaser hereunder;  and/or

24.1.1.5 any Adumo Group Company Representative is a Sanctions Target or is located, organised or resident in a country or territory that is a Sanctions Target; and/or

24.1.1.6 at any time during the two years immediately prior to the Signature Date, any Adumo Group Company Representative has (i) violated applicable Sanctions Laws and Regulations; or (ii) knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is the Adumo Group currently engaged in any such activities, each an "Adumo Corruption Event"; and

24.1.2 the Purchaser, acting reasonably and in good faith, alleges that such Adumo Corruption Event has materially and adversely affected, or will or is reasonably likely to materially and adversely affect, the reputation, valuation, operations and/or regulated status (as applicable) of the Adumo Group, the Purchaser and/or the Purchaser's direct or indirect shareholders (or would have such material and adverse effect if the Adumo Corruption Event were to become publicly known), then the Purchaser shall, subject to clause 24.2, be entitled to terminate this Agreement by notice in writing to the Sellers' Representatives and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 23.

24.2 Notwithstanding anything to the contrary in this Agreement -

24.2.1 if the Purchaser did not exercise its rights in terms of this clause 23 to terminate this Agreement during the Gap Period, and the Purchaser thereafter becomes aware of any of the matters referred to in clause 24.1, it shall not be entitled to claim any amount or institute any proceedings against the Sellers in relation thereto;

24.2.2 prior to the Purchaser exercising its right to cancel this Agreement in terms of clause 24.1.2 it shall notify the Sellers' Representatives of its intention to cancel this Agreement as a result of the occurrence of an alleged Adumo Corruption Event and provide the Sellers' Representatives with details of the alleged Adumo Corruption Event and afford the Sellers' Representatives a reasonable opportunity to make representations to the Purchaser regarding the credibility of any applicable allegations, provided that the Closing Date shall automatically be postponed to the extent required in such circumstances.

25 PURCHASER GROUP - ANTI-CORRUPTION

25.1 If, at any time during the Gap Period, and save as Fairly Disclosed to the Sellers or the Sellers' Representatives in writing on or before the Signature Date -

25.1.1 the Sellers become aware of the fact, or an allegation that a reasonable purchaser may regard as credible is made by a third party that, -

25.1.1.1 any Purchaser Group Company Representative is violating or has at any time in the period of two years immediately prior to the Signature Date violated, any Anti-Corruption Laws or offered, paid, promised to pay, or authorised the payment of any money, or offered, given, promised to give, or authorised the giving of any Gratification, to any Government Official, commercial entity or to any other person to obtain or retain an improper business advantage or to influence or induce the acts or decisions or omissions of acts or decisions of a Government Official acting in their official capacity, a commercial entity or to any other person;  and/or

25.1.1.2 any Purchaser Group Company or Government Entity is conducting or initiating or has at any time in the period of two years immediately prior to the Signature Date conducted or initiated any investigation into the Purchaser Group or any Purchaser Group Company has made a voluntary, directed, or involuntary disclosure to any Government Entity or similar agency with respect to any alleged noncompliance with any Anti-Corruption Law; and/or

25.1.1.3 any Purchaser Group Company Representative is a Government Official; and/or

25.1.1.4 any Government Official or Government Entity (other than the International Finance Corporation, IFC Financial Institutions Growth Fund, LP and Eskom Pension and Provident Fund) owns an interest, whether direct or indirect, in the Purchaser Group or has any legal or beneficial interest in the Purchaser Group;  and/or

25.1.1.5 any Purchaser Group Company Representative is a Sanctions Target or is located, organised or resident in a country or territory that is a Sanctions Target; and/or

25.1.1.6 at any time during the two years immediately prior to the Signature Date, any Purchaser Group Company Representative has (i) violated applicable Sanctions Laws and Regulations; or (ii) knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is the Purchaser Group currently engaged in any such activities, each a "Lesaka Corruption Event"; and

25.1.2 if the Sellers, acting reasonably and in good faith, alleges that such Lesaka Corruption Event has materially and adversely affected, or will or is reasonably likely to materially and adversely affect, the reputation, valuation, operations and/or regulated status (as applicable) of the Sellers and/or the Sellers' direct or indirect shareholders, the Adumo Group, or Purchaser Group (or would have such material and adverse effect if the Lesaka Corruption Event were to become publicly known), then the Sellers' Representatives shall, subject to clause 24.2, be entitled to terminate this Agreement by notice in writing to the Purchaser and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 23.

25.2 Notwithstanding anything to the contrary in this Agreement -

25.2.1 if the Sellers do not exercise their rights in terms of this clause 23 to terminate this Agreement during the Gap Period, and the Sellers thereafter become aware of any of the matters referred to in clause 24.1, they shall not be entitled to claim any amount or institute any proceedings against the Purchaser in relation thereto;

25.2.2 prior to the Sellers exercising its right to cancel this Agreement in terms of clause 24.1.2 the Sellers Representative shall notify the Purchaser of the Sellers intention to cancel this Agreement as a result of the occurrence of an alleged Lesaka Corruption Event and provide the Purchaser with details of the alleged Lesaka Corruption Event and afford the Purchaser a reasonable opportunity to make representations to the Sellers Representatives regarding the credibility of any applicable allegations, provided that the Closing Date shall automatically be postponed to the extent required in such circumstances.

26 BREACH OF THE SELLERS' WARRANTIES BECOMING KNOWN DURING GAP PERIOD

26.1 Each of the Sellers hereby undertakes, during the Gap Period, to notify (by written notice from the Sellers' Representatives) the Purchaser in writing within 2 business days of becoming aware of any breach or reasonably suspected breach of any of the Sellers' Warranties. If any such notice is given less than 2 business days prior to the Closing Date, the Closing Date shall automatically be deferred to the date which is 2 business days following the date on which such notice is given.

26.2 In the event that the Purchaser notifies the Sellers' Representatives, in writing, at any time during the Gap Period, that it has become aware during the Gap Period that any of the Sellers' Warranties has ceased to be true and accurate (notwithstanding that the Agreement has not yet become unconditional in accordance with its terms), and the damages that would be suffered by the Purchaser as a result of any such breach exceed R892 500 and are not recoverable under the Insurance Policy (such breach being a "Sellers' Gap Period Warranty Breach") and the Sellers have not taken remedial action to the Purchaser's reasonable satisfaction to procure that such warranty(ies) will be true and accurate as at the Closing Date after receiving notice from the Purchaser requiring them to do so, and the aggregate of the damages that would be suffered by the Purchaser as a result of such Sellers' Gap Period Warranty Breach(es)  is in excess of ZAR30,000,000 (a "Sellers' Warranty Gap Period Claim"), the Purchaser shall be entitled to cancel the agreement on written notice to the Sellers' Representatives upon which it will be so terminated and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 26.

26.3 For the avoidance of doubt, the rights of the Purchaser under clause 26.2 shall be its sole remedy in respect of any breach of Sellers' Warranties during the Gap Period and accordingly should such a breach not give rise to a Sellers' Warranty Gap Period Claim or should the Purchaser not elect to terminate the Agreement in accordance with clause 26.2, it shall have no claims against the Sellers in respect of such breach.

27 BREACH OF THE PURCHASER HOLDCO WARRANTIES BECOMING KNOWN DURING GAP PERIOD

27.1 Purchaser Holdco hereby undertakes, during the Gap Period, to notify the Sellers' Representatives in writing within 2 business days of becoming aware of any breach or reasonably suspected breach of any of the Purchaser Warranties. If any such notice is given less than 2 business days prior to the Closing Date, the Closing Date shall automatically be deferred to the date which is 2 business days following the date on which such notice is given.

27.2 In the event that the Sellers' Representatives notify Purchaser Holdco, in writing, at any time during the Gap Period, that it has become aware during the Gap Period that any of the Purchaser Warranties has ceased to be true and accurate (notwithstanding that the Agreement has not yet become unconditional in accordance with its terms), and the damages that would be suffered by the Sellers as a result of the relevant breach exceeds R5 000 000 (such breach being a "Purchaser Gap Period Warranty Breach") and Purchaser Holdco has taken remedial action to the Sellers' Representatives' reasonable satisfaction to procure that such warranty(ies) will be true and accurate as at the Closing Date after receiving notice from the Sellers' Representatives requiring it to do so, and the aggregate of the damages that would be suffered by the Sellers as a result of such Purchaser Gap Period Warranty Breach(es) is in excess of ZAR30,000,000 (a "Purchaser Warranty Gap Period Claim"), the Sellers' Representatives shall be entitled to cancel the agreement on written notice to the Purchaser upon which it will be so terminated and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 27.

27.3 For the avoidance of doubt, the rights of the Sellers under clause 27.2 shall be their sole remedy in respect of any breach of Purchaser Warranties during the Gap Period and accordingly should such a breach not give rise to a Purchaser Warranty Gap Period Claim or should the Sellers not elect to terminate the Agreement in accordance with clause 27.2, the Sellers shall have no claims against the Purchaser in respect of such breach.

PART 4 - WARRANTIES BY THE SELLERS

28 WARRANTIES BY THE SELLERS

28.1 Subject to the limitations and qualifications set out in the remaining provisions of this clause 28 and clauses 29 and 30, the Sellers hereby give to and in favour of the Purchaser, jointly and in the Sellers' Proportions (unless otherwise provided) the Sellers' Warranties set out in Annexure B. Each Sellers' Warranty -

28.1.1 is a separate Sellers' Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Sellers' Warranty or by any other words in this Agreement;

28.1.2 is, insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

28.1.3 save where any Sellers' Warranty is expressly limited to a particular date, is given as at the Signature Date, the Locked Box Date and the Closing Date and all periods between those dates;

28.1.4 shall continue and remain in force notwithstanding the completion of the Transaction; and

28.1.5 be deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement.

28.2 It is recorded that the Purchaser has entered into this Agreement on the strength of the Sellers' Warranties, both as regards their content and the date or dates to which they apply.

28.3 The Sellers' Warranties and Indemnities are limited and qualified (and the Purchaser shall be precluded from claiming any amount in relation to any of the Sellers' Warranties or Indemnity/ies in this Agreement) by the provisions of this Agreement and to the extent Fairly Disclosed in -

28.3.1 the Sellers' Disclosure Schedule;

28.3.2 all other written correspondence and/or other written material (including, without limitation, written presentations) provided to the Purchaser (or to any of its consultants, professionals advisors or its other representatives in terms of or pursuant to the Due Diligence Investigation) that have been uploaded to the Seller Virtual Data Room prior to the Signature Date;

28.3.3 the Due Diligence Reports; or

28.3.4 by any matters that the Purchaser's Deal Team Members have actual knowledge of on the Signature Date.

28.4 For purposes of the Sellers' Warranties only, where any Sellers' Warranty is qualified by the expression "the Sellers are not aware", "to the best of the Sellers' knowledge and belief", "the Sellers have no knowledge" or any similar expression, the Sellers are deemed to have knowledge of any facts, circumstances, opinions or beliefs of which any Key Persons has actual knowledge, or could reasonably be expected to have such knowledge had he made reasonable enquiries in relation thereto.

28.5 Save for those Sellers' Warranties and representations expressly given or made in this Agreement or in Annexure B, no warranties or representations are given or made, in respect of the Sale Equity, the Adumo Group or the Business, or any other matter whatsoever, whether express, tacit or implied, and the Sale Equity will be sold on a voetstoots basis.

29 LIMITATION OF LIABILITY IN RESPECT OF PURCHASER WARRANTY AND INDEMNITY CLAIMS

29.1 No Purchaser Warranty and Indemnity Claim/s may be made against the Sellers in respect of any amount claimed which does not exceed ZAR892,500.00 and unless and until the aggregate amount claimed in respect of any Purchaser Warranty and Indemnity Claim/s (individually or collectively) meets or exceeds ZAR4,462,500.00 (other than a Purchaser Warranty and Indemnity Claim in respect of any breach of the Sellers' Title Warranties and/or Capacity and Authority Warranties, in respect of which no such limitation shall apply).

29.2 Notwithstanding any provision to the contrary in this Agreement, the maximum aggregate liability of the Sellers to the Purchaser for all and any Purchaser Warranty and Indemnity Claims shall be limited to and shall at no time exceed a maximum amount of ZAR178,500,000.00 (other than a Purchaser Warranty and Indemnity Claim in respect of any breach of the Sellers' Title Warranties and/or Capacity and Authority Warranties, in respect of which no such limitation shall apply), and the maximum aggregate liability of any Seller to the Purchaser in this regard shall be limited to and shall at no time exceed a maximum amount equal to that Seller's Sellers' Proportion of ZAR178,500,000.00 (other than a Purchaser Warranty and Indemnity Claim in respect of any breach of the Sellers' Title Warranties and/or Capacity and Authority Warranties, in respect of which the maximum aggregate liability of any Seller to the Purchaser in this regard shall be limited to and shall at no time exceed a maximum amount equal to that Seller's Sellers' Proportion of the Purchase Consideration).

29.3 Each of the Sellers undertakes to notify the Purchaser of any Purchaser Warranty and Indemnity Claim or any circumstance each of them becomes aware of that may give rise to a Purchaser Warranty and Indemnity Claim (including, without limitation, the institution of any claim against any Adumo Group Company) as soon as practicably possible once a Seller is aware of such circumstance and to provide the Purchaser with all information reasonably requested by the Purchaser in relation to such claim.

29.4 Any Purchaser Warranty and Indemnity Claim (other than a Purchaser Warranty and Indemnity Claim in respect of a Sellers' Tax Warranty or a Sellers' Title Warranty or a Sellers' Capacity and Authority Warranty) will be wholly barred and unenforceable unless written notice in respect thereof is delivered to the Sellers' Representatives within a period of three years after the Closing Date.

29.5 Any Purchaser Warranty and Indemnity Claim in respect of the Sellers' Tax Warranties will be wholly barred and unenforceable unless written notice in respect thereof is delivered to the Sellers' Representatives within a period of seven years after the Closing Date.

29.6 Any Purchaser Warranty and Indemnity Claim in respect of any of the Sellers' Title Warranties or Sellers' Capacity and Authority Warranties will be wholly barred and unenforceable unless written notice in respect thereof is delivered to the Sellers' Representatives within a period of seven years after the Closing Date, provided that any Purchaser Warranty and Indemnity Claim in respect of a Sellers' Title Warranty or a Sellers' Capacity and Authority Warranty against any of the Sellers in terms of clause 30.2 shall be wholly barred and unenforceable unless written notice in respect thereof is delivered to the Sellers' Representatives within a period of 36 months after the Closing Date, provided further that the aforegoing shall not be construed so as to in any way detract from the Purchaser's ability to pursue a claim under the Insurance Policy for any Purchaser Warranty and Indemnity Claim in relation to a Sellers' Title Warranty and/or a Sellers' Capacity and Authority Warranty.

29.7 The Purchaser shall have no claim whatsoever against the Sellers in respect of any breach of any Sellers' Warranties or representations contained in this Agreement and Annexure B hereto and to the extent that -

29.7.1 such damages or loss comprises of loss of profit or any other indirect, special or consequential loss;

29.7.2 such breach or claim is based on any expression or statement of intention, opinion, belief or expectation that is forward looking or based on a future event;

29.7.3 such breach or claim occurs as a result of any legislation not in force at the Signature Date which takes effect retrospectively;

29.7.4 such breach or claim would not have arisen but for any voluntary act or omission on the part of the Purchaser or any person connected with it otherwise than in the ordinary course of business; or

29.7.5 such breach or claim arises as a result only of any changes after the Closing Date in the accounting bases, policies or methods used by the Adumo Group to value any of its assets or to provide for any of its liabilities.

30 WARRANTY AND INDEMNITY INSURANCE

30.1 The Purchaser has obtained or will obtain, in terms of the Insurance Policy, warranty and indemnity insurance in respect of any Purchaser Warranty and Indemnity Claims and the Parties will share the total cost of insurance under such Policy on the basis that the Purchaser on the one hand and Adumo on the other hand will bear an equal share of such costs, subject to an aggregate maximum amount in respect of Adumo's contribution of R1,897,950.

30.2 The Purchaser therefore agrees and acknowledges that, notwithstanding anything else to the contrary contained in this Agreement (but subject to the remaining provisions of this clause 30), neither the Purchaser nor Adumo shall have any claim against any of the Sellers in respect of any Purchaser Warranty and Indemnity Claims, it being agreed and understood that the recourse of the Purchaser or Adumo in respect of any Purchaser Warranty and Indemnity Claim will be solely against the third party underwriter(s) in terms of the Insurance Policy provided only that if the loss suffered by the Purchaser in respect of a Purchaser Warranty and Indemnity Claim in relation to a Sellers' Title Warranty and/or a Sellers' Capacity and Authority Warranty is greater than the amount that the Purchaser is entitled or able to recover in respect of such loss in terms of the Insurance Policy ("Policy Limit"), the Purchaser shall be entitled to institute a claim to recover the shortfall ("Shortfall") from the Sellers (as applicable), provided that:

30.2.1 the Purchaser will be obliged to pursue a claim under the Insurance Policy for any Purchaser Warranty and Indemnity Claim in relation to any of the Sellers' Title Warranties and/or Sellers' Capacity and Authority Warranties.  Where the Purchaser Warranty and Indemnity Claim  in relation to a Sellers' Title Warranty and/or a Sellers' Capacity and Authority Warranty exceeds the Policy Limit, the Purchaser, in its sole discretion, shall also be entitled to institute a Purchaser Warranty and Indemnity Claim against the relevant Sellers for the Shortfall simultaneously with pursuing a claim under the Insurance Policy (and shall not be required to wait until its claim under the Insurance Policy is finally determined before instituting such Purchaser Warranty and Indemnity Claim against the Sellers).  However, any damages claimable by the Purchaser from the Sellers in respect of such Purchaser Warranty and Indemnity Claim in relation to a Sellers' Title Warranty and/or a Sellers' Capacity and Authority Warranty shall be reduced by any amount recovered by the Purchaser in respect of such breach under the Insurance Policy and, accordingly, the final determination of any such Purchaser Warranty and Indemnity Claim in relation to a Sellers' Title Warranty and/or a Sellers' Capacity and Authority Warranty against the Sellers will be subject to the final determination of the Purchaser's claim under the Insurance Policy;

30.2.2 each Seller's liability to the Purchaser under this Agreement shall be (i) several in respect of a breach of any of the Sellers' Title Warranties and/or Sellers' Capacity and Authority Warranties, on the basis that each Seller will only be liable for its own breach of such Sellers' Warranties, and no Seller shall be liable to the Purchaser for any loss suffered by the Purchaser as a result of a breach of any of the Sellers' Title Warranties and/or Sellers' Capacity and Authority Warranties by the other Seller and (ii) limited to the amount paid to the relevant Seller (whether by way of Cash Consideration or the issue of Consideration Shares in terms of this Agreement).

30.3 The Purchaser will be obliged to submit a claim under the Insurance Policy for any Purchaser Warranty and Indemnity Claim in relation to any of the Seller's Title Warranties or Sellers' Capacity and Authority Warranties, provided that a repudiation of such claim under the Insurance Policy (for any reason whatsoever) shall not in any manner be construed so as to limit the Purchaser's ability under this Agreement or in law to recover to the fullest extent possible (but, for the avoidance of doubt, subject to the limitations in this Agreement) any damages from the Sellers arising out of or attributable to a Purchaser Warranty and Indemnity Claim in relation to any of the Sellers' Title Warranties or Sellers' Capacity and Authority Warranties, provided that the Purchaser has in fact submitted a claim under the Insurance Policy.

30.4 The exclusions contained in clause 30.2 shall, however, be without limitation to the rights which the Purchaser may have as a matter of common law against any Seller to the extent that it has suffered a loss as a result of the fraud or fraudulent non-disclosure by that Seller (which, for the avoidance of doubt includes any director or the company secretary of that Seller), in which case the Purchaser shall only be entitled to make a claim against that Seller and not against any other Seller who was not party to such fraud and/or fraudulent non-disclosure.

31 INDEMNITIES BY THE SELLERS

Without prejudice to any rights of the Purchaser arising from any other provision of this Agreement, but subject to the provisions of clauses 28.3, 29 and 30, and to the extent that such liability is not fully provided for or reflected as a liability in the Adumo Warranted Accounts, the Sellers hereby agree, in the Sellers' Proportions, to indemnify and hold the Purchaser and Adumo, respectively, harmless from, all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which the Purchaser and/or Adumo may suffer (whether directly or indirectly) resulting from, arising out of, or relating to: (i) a failure of any of the Sellers' Warranties contained in this Agreement to be true and correct; and (ii) any liability for tax of an Adumo Group Company not fully provided for in the Adumo Warranted Accounts for all periods prior to the Signature Date, save to the extent Fairly Disclosed to the Purchaser's Deal Team Members prior to the Signature Date and save for liabilities for tax incurred in the ordinary, normal and regular course of business.

32 NO DUPLICATION OF RECOVERY BY THE PURCHASER

Notwithstanding anything to the contrary contained in this Agreement, where a single fact or circumstance gives rise to multiple causes of action entitling the Purchaser to assert a combination of claims against the Sellers arising out of a combination of Sellers' Warranties or Indemnities, the Purchaser shall be limited to recovering the aggregate sum of its actual damages or losses arising in connection with such single fact or circumstance, the intention of the Parties being that, while the Purchaser may assert such combination of claims, the Purchaser may not duplicate the recovery of its damages or losses.  The Purchaser shall always be entitled, in its discretion, to determine whether to proceed in respect of a breach of a Sellers' Warranty or a claim under an Indemnity.

PART 5 - WARRANTIES BY PURCHASER HOLDCO

33 WARRANTIES BY PURCHASER HOLDCO

33.1 Subject to the limitations and qualifications set out in the remaining provisions of this clause 33 and clause 34, Purchaser Holdco hereby gives to and in favour of the Sellers the Purchaser Warranties more fully set out in this Agreement and in Annexure B.  Each Purchaser Warranty -

33.1.1 is a separate Purchaser Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or by any other words in this Agreement;

33.1.2 is, insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

33.1.3 save where any Purchaser Warranty is expressly limited to a particular date, is given as at the Signature Date, the Locked Box Date and the Closing Date and all periods between those dates;

33.1.4 shall continue and remain in force notwithstanding the completion of the Transaction; and

33.1.5 be deemed to be material and to be a material representation inducing the Sellers to enter into this Agreement.

33.2 It is recorded that the Sellers have entered into this Agreement on the strength of the Purchaser Warranties, both as regards their content and the date or dates to which they apply.

33.3 The Purchaser Warranties are limited and qualified (and the Sellers shall be precluded from claiming any amount in relation to any of the Purchaser Warranties in this Agreement) by the provisions of this Agreement and to the extent Fairly Disclosed in -

33.3.1 the Purchaser's Disclosure Schedule; and

33.3.2 any documents contained in the Purchaser's Virtual Data Room; or

33.3.3 any matters that any of the Sellers and/or the Sellers' Representatives have actual knowledge of on the Signature Date.

33.4 The Purchaser Warranties are further limited and qualified by anything which arises as a result of any change in any Applicable Law or in its interpretation.

33.5 For purposes of the Purchaser Warranties only, where any Purchaser Warranty is qualified by the expression "Purchaser Holdco is not aware", "to the best of Purchaser Holdco's knowledge and belief", "Purchaser Holdco has no knowledge" or any similar expression, Purchaser Holdco is deemed to have knowledge of any facts, circumstances, opinions or beliefs of which any Purchaser's Deal Team Member has actual knowledge.

33.6 Each Seller acknowledges and warrants that as at the Signature Date, the Sellers' Representatives do not know of, or have any ground to suspect, anything which may be, or would with the lapse of time or giving of notice, or both, be likely to become, a breach of any Purchaser Warranty.

33.7 Save for those Purchaser Warranties and representations expressly given or made in this Agreement or in Annexure C, no warranties or representations are given or made, in respect of the Consideration Shares, the Purchaser Group or the business of the Purchaser Group, or any other matter whatsoever, whether express, tacit or implied, and the Consideration Shares will be issued on a voetstoots basis.

33.8 The Parties agree that for the purposes of calculating the loss suffered by the Sellers in relation to any breach of any Purchaser Warranty, the Sellers shall be deemed to have suffered a loss equivalent to 20.91% (subject to clause 33.8 below), of the amount of any liability, claim, loss or damages of any Purchaser Group Company that is the subject of any such claim.

33.9 The amount of any Sellers' Warranty Claim shall be grossed-up by a factor of 1.264.

34 LIMITATION OF LIABILITY IN RESPECT OF SELLERS' WARRANTY CLAIMS

34.1 Subject to clause 34.2, no Sellers' Warranty Claim/s may be made against Purchaser Holdco in respect of any amount claimed which does not exceed ZAR5,000,000 and unless and until the aggregate amount claimed in respect of any Sellers' Warranty Claim  (individually or collectively) meets or exceeds ZAR27,000,000 (other than a Sellers' Warranty Claim in respect of any breach of a Purchaser Title Warranty/ies and/or Purchaser's Capacity and Authority Warranty, in respect of which no such limitation shall apply).

34.2 Notwithstanding any provision to the contrary in this Agreement, the maximum aggregate liability of Purchaser Holdco to the Sellers for all and any Sellers' Warranty Claims shall be limited to and shall at no time exceed a maximum amount of ZAR135,000,000 (other than a Sellers' Warranty Claim in respect of any breach of a Purchaser Title Warranty and/or Capacity and Authority Warranty, in respect of which the maximum aggregate liability in this regard shall be limited to and shall at no time exceed a maximum amount equal to the Purchase Consideration).

34.3 Purchaser Holdco undertakes to notify the Sellers Representatives' of any Sellers' Warranty Claim or any circumstance Purchaser Holdco becomes aware of that may give rise to a Sellers' Warranty Claim (including, without limitation, the institution of any claim against any Purchaser Group Company) as soon as practicably possible once Purchaser Holdco is aware of such circumstance and to provide the Sellers' Representatives with all information reasonably requested by the Sellers' Representatives in relation to such claim.

34.4 Any Sellers' Warranty Claim (other than the Sellers' Warranty Claim in respect of a Purchaser Title Warranty and/or Capacity and Authority Warranty) will be wholly barred and unenforceable unless written notice in respect thereof is delivered to Purchaser Holdco with a period of 12 months after the Closing Date.

34.5 Any Sellers' Warranty Claim in respect of a Purchaser Title Warranty and/or Capacity and Authority Warranty will be wholly barred and unenforceable unless written notice in respect thereof is delivered to Purchaser Holdco within a period of three years after the Closing Date.

34.6 The Sellers shall have no claim whatsoever against Purchaser Holdco in respect of any breach of any of the Purchaser Warranties or representations contained in this Agreement and Annexure C hereto and to the extent that -

34.6.1 such damages or loss comprises of loss of profit or any other indirect, special or consequential loss;

34.6.2 such breach or claim is based on any expression or statement of intention, opinion, belief or expectation that is forward looking or based on a future event;

34.6.3 such breach or claim occurs as a result of any legislation not in force at the Signature Date which takes effect retrospectively;

34.6.4 such breach or claim would not have arisen but for any voluntary act or omission on the part of Sellers or any person connected with it otherwise than in the ordinary course of business; or

34.6.5 such breach or claim arises as a result only of any changes after the Closing Date in the accounting bases, policies or methods used by the Purchaser Group to value any of its assets or to provide for any of its liabilities.

34.7 Any claim by the Sellers against Purchaser Holdco based on a breach of a representation, undertaking or Purchaser Warranty contained in this Agreement, shall be reduced by the aggregate of -

34.7.1 an amount equal to any tax benefit received by Sellers as a result thereof, based on the nominal tax rate applicable at the time;

34.7.2 any amount recovered by the Sellers from any third party in respect thereof; and

34.7.3 any amount by which the subject matter of the claim has been or is made good or otherwise compensated for without cost to the Sellers.

34.8 Nothing in this clause 34 shall in any way diminish the Sellers' common law obligation to mitigate its loss.

34.9 If any potential claim arises in respect of any Purchaser Warranty by reason of liability which is contingent only, then Purchaser Holdco shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes actual.

34.10 The provisions of this clause 34 shall, however, be without limitation to the rights which the Sellers may have as a matter of common law against the Purchaser or Purchaser Holdco to the extent that it has suffered a loss as a result of the fraud or fraudulent non-disclosure by the Purchaser or Purchaser Holdco.

34.11 Notwithstanding anything to the contrary contained in this Agreement, but subject to clause 35 the Sellers shall not be precluded from pursuing a claim against Purchaser Holdco in the United States of America under applicable U.S. securities law or in South Africa under equivalent applicable securities law for any fact, matter or circumstance in respect of which any other shareholder of Purchaser Holdco (which acquired and hold Purchaser Holdco Shares at the same time) would also have a claim against Purchaser Holdco.

34.12 Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in Purchaser Holdco and has the capacity to protect its own interests. Such Seller is able to bear the economic risk of its investment in the Consideration Shares. Such Seller (or such Seller's financial advisor or other representative) has had the opportunity to ask questions of Purchaser Holdco's senior management and to conduct such due diligence review as it has deemed appropriate.

34.13 Each Seller acknowledges that, except as set forth in this Agreement and subject to the provisions of Annexure C, none of Purchaser Holdco, its respective subsidiaries nor any of their respective affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Seller or any of its affiliates, employees, agents or representatives.

35 NO DUPLICATION OF RECOVERY BY THE SELLERS

Notwithstanding anything to the contrary contained in this Agreement, where a single fact or circumstance gives rise to multiple causes of action entitling the Sellers to assert a combination of claims against Purchaser Holdco arising out of a combination of Purchaser Warranties given by Purchaser Holdco, the Sellers shall be limited to recovering the aggregate sum of its actual damages or losses arising in connection with such single fact or circumstance (subject to clause 33.8), the intention of the Parties being that, while the Sellers may assert such combination of claims, the Sellers' may not duplicate the recovery of their damages or losses.

36 DELIVERY OF VIRTUAL DATA ROOM RECORD

36.1 The Sellers shall procure that an electronic bundle be compiled, of the information and documentation provided to the Purchaser prior to the Signature Date in the Sellers' Virtual Data Room, as set out in the Sellers' Due Diligence Index.  Within 10 business days after the Signature Date, the Sellers' Representatives shall deliver a copy thereof to each of the Purchaser, the Sellers' Attorneys, the Purchaser's Attorneys, and one copy thereof to the underwriters of the Insurance Policy.  The Purchaser's Attorneys shall verify the contents of the bundle delivered to it and if the Purchaser's Attorneys have not notified the Sellers' Representative within 10 business days after the delivery of the bundle to the Purchaser's Attorneys that the contents of the bundle do not reflect the same information and documentation as set out in the Sellers' Due Diligence Index, the bundle shall be deemed to contain the same information and documentation as set out in the Sellers' Due Diligence Index.  Should the Purchaser's Attorneys notify the Sellers' Representatives within seven Business Days after delivery of the bundle to the Purchaser that the contents of the bundle do not reflect the same information and documentation as set out in the Sellers' Due Diligence Index, the Sellers shall be obliged, as soon as possible after such date, to rectify the contents of the bundle to reflect the same information and documentation listed in the Sellers' Due Diligence Index.

36.2 The Purchaser shall procure that an electronic bundle be compiled, of the information and documentation provided to the Sellers prior to the Signature Date in the Purchaser Virtual Data Room, as set out in the Purchaser Due Diligence Index.  Within 10 business days after the Signature Date, the Purchaser shall deliver a copy thereof to each of the Sellers' Representatives and the Sellers' Attorneys, the Purchaser's Attorneys.  The Sellers' Attorneys shall verify the contents of the bundle delivered to it and if the Sellers' Attorneys have not notified the Purchaser within 10 business days after the delivery of the bundle to the Sellers' Attorneys that the contents of the bundle do not reflect the same information and documentation as set out in the Purchaser Due Diligence Index, the bundle shall be deemed to contain the same information and documentation as set out in the Purchaser Due Diligence Index.  Should the Sellers' Attorneys notify the Purchaser within seven Business Days after delivery of the bundle to the Purchaser that the contents of the bundle do not reflect the same information and documentation as set out in the Purchaser Due Diligence Index, the Purchaser shall be obliged, as soon as possible after such date, to rectify the contents of the bundle to reflect the same information and documentation listed in the Purchaser Due Diligence Index.

36.3 The relevant attorneys shall hold such electronic bundles in escrow until the expiry of the time periods provided for in clause 29.

PART 6 - GENERAL MATTERS

37 PURCHASER'S RIGHT TO TERMINATE

37.1 Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of all of the Conditions Precedent), the Purchaser shall be entitled, subject only to clause 37.2, to cancel this Agreement by means of written notice to the Sellers' Representatives at any time prior to the Closing Date in the event that: (i) any Seller or any Material Adumo Group Company is liquidated or becomes subject to any business rescue process (or similar process), whether provisionally or finally (or any application is launched in that regard); (ii) business rescue proceedings in terms of the Companies Act (or equivalent legislation) are commenced against any Seller or any Material Adumo Group Company, whether by way of board resolution or court order; (iii) any interdict, judgment or other order or action of any court or Governmental Entity restraining, prohibiting or rendering illegal the implementation of the transactions contemplated in this Agreement is in effect, or any legal proceeding has been instituted by any person (including any Governmental Entity) seeking to prohibit, restrict or delay, declare illegal or to enjoin the implementation of the transactions contemplated in this Agreement (save for any legal proceedings instituted to prohibit, restrict or delay the implementation of this Agreement by a Governmental Entity which the Parties approached in order to fulfil the Condition Precedent in clause 4.1.22; or (iv) an Adumo MAC occurs (and, for the avoidance of doubt, is not remedied in accordance with clause 2.1.13), and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 37.1.  In addition, if an Adumo MAC occurs and the Purchaser does not elect to terminate this Agreement the Purchaser shall have no further claim against the Sellers in respect of the Adumo MAC.

37.2 Clause 37.1 should not be construed as limiting any of the Parties' rights arising from a breach of this Agreement, as contemplated in clause 46.

37.3 For purposes of this clause 37.1, "Material Adumo Group Company" means any of the Company, Adumo Technologies, GAAP POS, Adumo Payments and Adumo Payouts.

38 SELLERS' RIGHT TO TERMINATE

38.1 Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of all of the Conditions Precedent), the Sellers shall be entitled, subject only to clause 37.2, to cancel this Agreement by means of written notice from the Sellers' Representatives to the Purchaser at any time prior to the Closing Date in the event that: (i) the Purchaser or Purchaser Holdco or any Material Purchaser Group Company is liquidated or becomes subject to any business rescue process (or similar process), whether provisionally or finally (or any application is launched in that regard); (ii) business rescue proceedings in terms of the Companies Act (or equivalent legislation) are commenced against the Purchaser or Purchaser Holdco or any Material Purchaser Group Company, whether by way of board resolution or court order; (iii) any interdict, judgment or other order or action of any court or Governmental Entity restraining, prohibiting or rendering illegal the implementation of the transactions contemplated in this Agreement is in effect, or any legal proceeding has been instituted by any person (including any Governmental Entity) seeking to prohibit, restrict or delay, declare illegal or to enjoin the implementation of the transactions contemplated in this Agreement (save for any legal proceedings instituted to prohibit, restrict or delay the implementation of the this Agreement by a Governmental Entity which the Parties approached in order to fulfil the Condition Precedent in clause 4.1.21); or (iv) a Lesaka MAC occurs (and, for the avoidance of doubt, is not remedied in accordance with clause 2.1.85) and none of the Parties will have any claim (including any claim for damages) against the others arising from the termination of the Agreement in terms of this clause 38.1.  In addition, if a Lesaka MAC occurs and the Sellers do not elect to terminate this Agreement the Sellers shall have no further claim against the Purchaser in respect of the Lesaka MAC.

38.2 Clause 38.1 should not be construed as limiting any of the Parties' rights arising from a breach of this Agreement, as contemplated in clause 46.

38.3 For purposes of this clause 38.1, "Material Purchaser Group Company" means any of Purchaser Holdco, Purchaser, Cash Connect Capital Proprietary Limited, Cash Connect Management Solutions Proprietary Limited, Cash Connect Rentals Proprietary Limited, Deposit Manager Proprietary Limited, EasyPay Proprietary Limited, EasyPay Cash Proprietary Limited, EasyPay Financial Services Proprietary Limited, K2020263969 (South Africa) Proprietary Limited, Kazang Prepaid Proprietary Limited, Kazang Prepaid Namibia (Pty), Kwande Group Proprietary Limited, Main Street 1723 Proprietary Limited, Lesaka Technologies Proprietary Limited, Net1 Finance Holdings Proprietary Limited, Prism Holdings Proprietary Limited, Prism Payment Technologies Proprietary Limited, EasyPay Insurance Limited, SmartSwitch Netherlands Holdings BV Netherlands, Net1 Applied Technologies Netherlands BV.

39 MULTIPLE SELLERS

39.1 Although there are multiple Sellers in terms of this Agreement, it is recorded that the Transaction constitutes one composite and indivisible transaction.

39.2 Save as provided in clause 39.3, each Seller's liability to the Purchaser under this Agreement in respect of a Purchaser Warranty and Indemnity Claim shall be joint in the Sellers' Proportions (and not joint and several).

39.3 Each Seller's liability to the Purchaser under this Agreement shall be several (and not joint and not joint and several) in respect of a breach of any of Sellers' Title Warranties and/or Sellers' Capacity and Authority Warranties, on the basis that each Seller will only be liable for its own breach of the Sellers' Title Warranties and/or Sellers' Capacity and Authority Warranties.

40 SELLERS' REPRESENTATIVES

40.1 The Sellers hereby appoint Dean Sparrow, Paul Kent, Nic Smalle and Grant Manicom ("Sellers' Representatives"), acting jointly, to act on their behalf for the following purposes under this Agreement: (i) to waive fulfilment of and/or agree to the extension of the date for fulfilment of and/or agree to accept the imposition of a condition or the form or terms of any document in respect of any Condition Precedent; (ii) to grant approval or consent under the Agreement on behalf of the Sellers as provided for in this Agreement; (iii) to agree the Closing Date; and/or (iv) to give and/or receive any formal notices under the Agreement as provided for in this Agreement from time to time, provided that, before doing any such things, taking any such actions or making any such decisions, the Sellers' Representatives shall first have consulted with all of the Sellers and shall act upon the instructions of the majority of the Sellers, determined with reference to the Sellers' Proportions, which thing, action and decision shall then be deemed to be binding on, and enforceable against, all of the Sellers.  Notwithstanding the aforegoing, the Sellers acknowledge that the Purchaser shall be entitled to place reliance on any document emanating from the Sellers' Representatives in respect of any one of the aforementioned categories without doing any further investigation of its own.

40.2 Should Dean Sparrow, Paul Kent, Nic Smalle and Grant Manicom, at any time prior to Closing Date, become incapacitated so that he is not able to fulfil his functions as Sellers' Representatives in terms of this Agreement, the Sellers shall by way of majority, determined with reference to the Sellers' Proportions, nominate another individual to act as "Sellers' Representatives" in terms of this Agreement. Following such nomination, the Sellers shall notify the Purchaser in writing of his/her identity. Pending any such written notice, all references in the Agreement to "Sellers' Representatives" shall be deemed to be a reference to the "Sellers".

40.3 Each of the Sellers jointly in the Sellers' Proportions (and not jointly and severally), indemnify the Sellers' Representatives against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Sellers' Representatives may incur or which may be made against the Sellers' Representatives as a result of or in connection with their appointment as the Sellers' Representatives or the exercise of its powers and duties in terms of clause 40.1.

41 RELEASE FROM SECURITIES

The Purchaser will use its commercially reasonable endeavours to procure the release of the Sellers, on and with effect from the Closing Date, from those guarantees, suretyships, indemnities and undertakings (including letters of comfort and the like) ("Security Documents") furnished by any Seller in the ordinary course in respect of any ordinary course obligations of the Adumo Group provided that the terms of such Security Documents and such terms are typical having regard to the particular Security Document and its intended purposes (the Sellers' acknowledging that they shall bear the onus of proving that the terms of any such Security Document are typical in the event of a dispute).  The Purchaser will, if necessary to procure such release, furnish its own guarantees, suretyships, indemnities and undertakings, in each case on market related terms, but shall not be obliged to discharge any principal obligation or to agree to any variation of the terms of such guarantee, suretyship or indemnity.

42 GENERAL WARRANTIES

42.1 Each of the Parties hereby warrants severally (and not jointly and not jointly and severally) to and in favour of the others that -

42.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

42.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; and

42.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not -

42.1.3.1 contravene any law or regulation to which that Party is subject;

42.1.3.2 contravene any provision of that Party's constitutional documents; or

42.1.3.3 conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

42.1.4 In addition, each Seller warrants individually (and not jointly and not jointly and severally) to and in favour of Purchaser Holdco that it is not a U.S. person (as defined in Regulation S under the U.S. Securities Act and -

42.1.4.1 is not acquiring or receiving its Sellers' Proportion of the Consideration Shares for the account or benefit of any U.S. person, save that the shareholders of CATS include International Finance Corporation, IFC Financial Institutions Growth Fund, LP;

42.1.4.2 at the times such Seller determined to acquire or receive such Sellers' Proportion of the Consideration Shares and on the Closing Date such Seller was and will be outside the United States of America;

42.1.4.3 the issuance of the Consideration Shares has not been pre-arranged with a buyer located in the United States of America or with a U.S. person, and is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act;

42.1.4.4 neither such Seller, nor any person acting on such Seller's behalf, has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States of America, its territories or possessions, for any of the Consideration Shares; and

42.1.4.5 the issue to the Seller of the Consideration Shares pursuant to this Agreement will not violate any Applicable Law of such Seller's jurisdiction.

42.2 Each Seller confirms that the Consideration Shares to be acquired by such Seller (or the Sellers' Nominee) pursuant to this Agreement will be acquired for investment for such Seller's (or Sellers' Nominee's) own account, and not as a nominee or agent for any other person, and not with a view to the resale or distribution of any part thereof that would make such Seller an underwriter within the meaning of the U.S. Securities Act.

42.3 Each of the representations and warranties given by the Parties in terms of clause 42.1, shall -

42.3.1 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

42.3.2 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

42.3.3 prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

43 U.S. SECURITIES ACKNOWLEDGEMENTS

43.1 Each Seller understands that the Consideration Shares have not been registered under the U.S. Securities Act by reason of a specific exemption from the registration provisions of the U.S. Securities Act which depends upon, among other things, the accuracy of such Seller's representations as expressed herein. Such Seller understands that the Consideration Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller may have to hold such shares indefinitely unless they are registered with the SEC and, to the extent applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares and on requirements relating to Purchaser which are outside of such Seller's control.

43.2 Each Seller understands that the Consideration Shares issued pursuant to this Agreement may be notated with one or all of the following legends:

43.2.1 THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER FROM TIME TO TIME IN EFFECT (THE "SECURITIES ACT") AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

43.2.2 THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD TO A U.S. PERSON OR INTO THE UNITED STATES FOR A PERIOD OF SIX (6) MONTHS FROM [  ], 2024, OR SUCH EARLIER DATE AS PERMITTED BY REGULATION S, AND MAY ONLY BE SOLD AFTER SUCH DATE IN ACCORDANCE WITH REGULATION S, ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT INCLUDING, WITHOUT LIMITATION AND TO THE EXTENT AVAILABLE, RULE 144 THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

44 CONFIDENTIALITY

44.1 The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential -

44.1.1 any information which any Party ("Disclosing Party") communicates to any other Party ("Recipient");

44.1.2 all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including -

44.1.2.1 details of the Disclosing Party's financial structures and operating results; and

44.1.2.2 details of the Disclosing Party's strategic objectives and planning.

44.2 If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 44, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

44.3 Each Party undertakes, subject to clause 44.4, not to disclose any information which is to be kept confidential in terms of this clause 44, nor to use such information for its own or anyone else's benefit.

44.4 Notwithstanding the provisions of clause 44.3, a Recipient shall be entitled to disclose any information to be kept confidential (i) to its directors, direct and indirect shareholders, finance providers and legal or other advisors or (ii) if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties or implementing of enforcing any of its rights in terms of this Agreement.

44.5 The obligation of confidentiality placed on the Parties in terms of this clause 44 shall cease to apply to a Recipient in respect of any information which -

44.5.1 is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

44.5.2 the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

44.5.3 has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

44.5.4 is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that -

44.5.5 the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 44.5.1 to 44.5.4;

44.5.6 information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient's possession; and

44.5.7 any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient's possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient's possession.

44.6 In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 44.5.4, the Recipient will -

44.6.1 advise the Disclosing Party thereof in writing prior to disclosure, if possible;

44.6.2 take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

44.6.3 afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

44.6.4 comply with the Disclosing Party's reasonable requests as to the manner and terms of any such disclosure; and

44.6.5 notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

45 PUBLICITY

45.1 Subject to clause 45.4, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Parties pursuant to this Agreement.

45.2 No public announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules.  This will not apply to a Party wishing to respond to any other Party which has made an announcement of some nature in breach of this clause 45.

45.3 The Sellers' Representatives shall be afforded a reasonable opportunity to review and provide any comments on any initial circulars or similar announcements which Purchaser Holdco is required to make pursuant to the Transaction, but not in respect of any subsequent ordinary course announcements (provided that such announcements are consistent in all material respects with the announcements initially agreed by the Sellers' Representatives) provided that the Sellers' Representatives shall provide such comments timeously having regard to the prescribed timelines of any recognised securities exchange. The Sellers' Representatives shall provide such information and documents as may be required by Purchaser Holdco for any announcements, circulars and filings pursuant to the Transaction timeously.

45.4 The Sellers will procure that the Purchaser shall be afforded a reasonable opportunity to review and provide any comments on any public announcements which their direct or indirect shareholders are required to make pursuant to the Transaction.

45.5 This clause 45 shall not apply to any disclosure made by a Party to its professional advisors or consultants or to any of its bankers, financiers or potential financiers, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

46 BREACH

46.1 If a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 10 business days ("Notice Period") of written notice requiring the breach to be remedied, then the Party giving the notice ("Aggrieved Party") will be entitled, at its option -

46.1.1 to claim immediate specific performance of all or any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

46.1.2 to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.  No Party shall be entitled to cancel this Agreement unless the breach is a material breach.  A breach will be deemed to be a material breach if -

46.1.3 it is capable of being remedied, but is not so remedied within the Notice Period; or

46.1.4 it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.

46.2 The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

46.3 The Aggrieved Party's remedies in terms of this clause 46 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

46.4 Notwithstanding the aforegoing provisions pertaining to a cancellation of the Agreement by a Party, the Sellers agree that if one or more of the Sellers, but not all of Sellers, commit a breach of this Agreement, no single Seller shall have the right to cancel or otherwise terminate this Agreement unless the Sellers do so acting unanimously.

46.5 Notwithstanding the aforegoing, after the closing in full of the Transaction in accordance with clause 14 none of the Parties will have the right to cancel this Agreement.

47 DISPUTE RESOLUTION

47.1 Without Prejudice Negotiations

If a dispute arises out of, or in connection with, this Agreement, the Parties to the dispute agree that they shall immediately meet on an informal and "without prejudice" basis, with a view to exploring a possible resolution of the dispute. A "without prejudice" meeting of the sort contemplated in this clause 47.1 will occur within five days of any one of the Parties to the dispute addressing a written communication to the other Party/ies to the dispute identifying (in broad outline) the dispute. All such meetings will occur at a neutral venue in Sandton, selected by the Party who first calls for the "without prejudice" meeting. The Parties' representatives will have the authority to negotiate and conclude a settlement of such dispute.

47.2 Non-Binding Mediation as a Prelude to Arbitration

47.2.1 If the Parties are not able to resolve the dispute referred to in clause 47.1 within 10 days of same being declared (or within any agreed in writing extended period), including because they were not able to meet during such time period, then and in such event the Parties shall submit the dispute to non-binding mediation.

47.2.2 In this regard, the Parties shall, by agreement in writing, nominate two senior representatives of each of the Parties to the dispute to act as the mediators who will not have any right or entitlement to issue an award and/or decision.

47.2.3 If the Parties cannot reach agreement on the identity of the mediators, then and in such event the chair of the Johannesburg Bar Council (or its successor) will nominate the two mediators. The mediators shall be obliged to comply with the provisions of clause 47.3 below in conducting the mediation process.

47.3 Framework of Approach by Mediators

47.3.1 The mediators will -

47.3.1.1 be entitled to communicate and meet with any of the Parties, either in the presence of the other Parties or in private;

47.3.1.2 not disclose any information furnished in confidence by any one of the Parties to them to any other Party without the prior written consent of the Party that furnished the information;

47.3.1.3 act impartially and will be advised to disclose to the Parties to the mediation any relationship or dealings that it (the mediator) may have had (whether with any one or other of the Parties or otherwise) that may impact on or may be perceived by any one or other of the Parties to impact on his ability to act impartially and facilitate a resolution of the dispute; and

47.3.1.4 be entitled to direct the Parties (but only in writing) to continue the mediation where they are of the view that such continued process has a reasonable and realistic prospect of being successful.

47.3.2 All communications made by the Parties to the mediators and to each other during or in connection with the mediation process are made without prejudice to any rights that such Parties may have, and form part of bona fide settlement negotiations.

47.3.3 The Parties shall keep the mediation proceedings and any certification made by the mediators (if any) confidential.

47.3.4 The mediators will not be compelled by any of the Parties to disclose any fact learnt by him in the course of the mediation, and the Parties irrevocably waive their rights (if any) to require the mediators to testify regarding what transpired in, or in connection with, the mediation.

47.4 Arbitration

47.4.1 Save as expressly otherwise provided in this Agreement, any dispute arising out of or in connection with this Agreement, including any dispute as to its existence, validity, enforceability or termination, that is not resolved in accordance with clauses 47.1 and 47.2 above shall be finally resolved in accordance with the applicable rules of the Arbitration Foundation of Southern Africa (or its successor-in-title) ("AFSA"), as determined by AFSA, provided that the rules for expedited arbitrations shall not apply unless the parties to the dispute agree otherwise in writing. The dispute shall be resolved by an arbitrator appointed by AFSA. If AFSA determines that the AFSA Commercial Rules are applicable, there shall be no right of appeal as provided for in article 22 of such rules.

47.4.2 The seat of the arbitration shall be Sandton, South Africa.

47.4.3 The language to be used in the arbitral proceedings shall be English.

47.4.4 The arbitration shall be held in private and, without derogating from any confidentiality provisions in this Agreement, the confidentiality provisions of section 11(2) of the International Arbitration Act No. 15 of 2017 shall apply as if the arbitration were an international arbitration, as contemplated in that Act.

47.4.5 Notwithstanding anything to the contrary contained in this clause 47, any party to the dispute shall be entitled to obtain interim relief on an urgent basis from any competent court having jurisdiction.

47.4.6 For the purposes of 47.4.5 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg and any other court having jurisdiction.

47.4.7 Notwithstanding any other provision of this Agreement to the contrary, the Parties shall equally share the costs of the mediators and/or the arbitrator appointed in accordance with the provisions of this 47, unless the arbitrator determines otherwise.

47.4.8 This 47 is severable from the other provisions of this Agreement and shall remain in full force and effect notwithstanding any termination, cancellation, invalidity, unenforceability or unlawfulness of this Agreement, or any part thereof.

48 NOTICES AND DOMICILIA

48.1 The Parties select as their respective domicilia citandi et executandi the physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the email addresses set out below:

Name	Physical Address	Email Address
Purchaser	6th Floor, President Place	steven.heilbron@lesakatech.com
	Corner Jan Smuts & Bolton Roads	Naeem.kola@lesakatech.com
Rosebank

Marked for the attention of: Steven Heilbron and Naeem Kola

Name	Physical Address	Email Address
Purchaser Holdco	6th Floor, President Place	steven.heilbron@lesakatech.com
	Corner Jan Smuts & Bolton Roads	Naeem.kola@lesakatech.com
Rosebank

Marked for the attention of: Steven Heilbron and Naeem Kola

Name	Physical Address	Email Address
Sellers' Representatives	3 Muswell Road	Xxx

	Wedgewood Office Block	Xxx
	Block E and C	Xxx
	Bryanston	Xxx

Marked for the attention of: Dean Sparrow, Paul Kent, Nic Smalle and Grant Manicom

Name	Physical Address	Email Address
The parties listed in Annexure A	Refer to Annexure A	Refer to Annexure A

48.2 provided that a Party may change its domicilium to another physical address in the (provided that such physical address is not a post office box or poste restante), or may change its address for the purposes of notices to any other physical address or email address by written notice to the other Parties to that effect.  Such change of address will be effective 5 business days after receipt of the notice of the change.

48.3 All notices to be given in terms of this Agreement will be given in writing and will -

48.3.1 be delivered by hand or sent by email;

48.3.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery.  Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

48.3.3 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email.  Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

48.4 Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 39.

49 BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

50 APPLICABLE LAW AND JURISDICTION

50.1 This Agreement will in all respects be governed by and construed under the laws of South Africa.

50.2 Subject to clause 47, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, (Johannesburg) in any dispute arising from or in connection with this Agreement.

51 GENERAL

51.1 Whole Agreement

51.1.1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

51.1.2 This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

51.2 Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

51.3 No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.  Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

51.4 No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party.  Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

51.5 Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

51.6 No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the other Parties, save as otherwise provided herein.

51.7 Electronic Signature

51.7.1 Any reference in this Agreement to writing and signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as including an electronic signature, with any electronic signature or advanced electronic signature, as defined in the Electronic Communications and Transactions Act, No. 25 of 2002, constituting a signature. The Parties specifically agree for purposes of this Agreement that the form of electronic signature acceptable to them will be one which is made on the document requiring signature by a duly authorised signatory using digital software or an electronic device, and will include the signatory's initials and full name and/or a signature which replicates that signatory's wet signature.

51.7.2 For clarity, whilst the Parties record that they may correspond via email during the currency of this Agreement for routine operational reasons, an email and/or an email signature shall not constitute an electronic signature for purposes of this Agreement.

51.8 Holding Period

The Purchaser, Purchaser Holdco and Sellers agree that the holding period under Rule 144 promulgated pursuant to the U.S. Securities Act for the Consideration Shares issued pursuant to this Agreement shall begin as of the Closing Date. Purchaser and Purchaser Holdco shall not adopt a position inconsistent with the foregoing or contest such holding period for any reason, and each of Purchaser and Purchaser Holdco shall use its reasonable efforts to cooperate with the Sellers in any efforts such Seller may undertake to assert such holding period in connection with the future sale of the Consideration Shares issued pursuant to this Agreement or any other purpose.

52 COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.  Any securities transfer tax payable in respect of the Sale Shares shall be borne by the Purchaser.

53 SIGNATURE

53.1 This Agreement is signed by the Parties on the dates and at the places indicated below.

53.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

53.3 The persons signing this Agreement in a representative capacity warrant their authority to do so.

53.4 The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

[Remainder of this page intentionally left blank.]

Project Odyssey Sale of Shares Agreement - Signature Page

SIGNED at Cape Town on 7 May 2024

For and on behalf of
LESAKA TECHNOLOGIES PROPRIETARY LIMITED

/s/ Naeem E. Kola___________________
Signature

Naeem E. Kola ___________________
Name of Signatory

Director___________________________
Designation of Signatory

/s/ Lincoln C. Mali___________________
Signature

Lincoln C. Mali______________________
Name of Signatory

Director____________________________
Designation of Signatory

Project Odyssey Sale of Shares Agreement - Signature Page

SIGNED at Cape Town on 7 May 2024

For and on behalf of
LESAKA TECHNOLOGIES INC.

/s/ Ali Mazanderani__________________
Signature

Ali Mazanderani_____________________
Name of Signatory

Executive Chairman_________________
Designation of Signatory

/s/ Steven J. Heilbron _______________
Signature

Steven J. Heilbron__________________
Name of Signatory

Steven J. Heilbron__________________
Designation of Signatory

Project Odyssey Sale of Shares Agreement - Signature Page

SIGNED at Bedfordview on 7 May 2024

For and on behalf of
CROSSFIN APIS TRANSACTIONAL SOLUTIONS PROPRIETARY LIMITED

/s/ Dean Sparrow__________________
Signature

Dean Sparrow_____________________
Name of Signatory

Director__________________________
Designation of Signatory

/s/ Paul Kent_______________________
Signature

Paul Kent________________________
Name of Signatory

Director__________________________
Designation of Signatory

Project Odyssey Sale of Shares Agreement - Signature Page

SIGNED at Cape Town on 7 May 2024

For and on behalf of
ADUMO ESS PROPRIETARY LIMITED

/s/ Grant Manicom________________
Signature

Grant Manicom___________________
Name of Signatory

Director_________________________
Designation of Signatory

Project Odyssey Sale of Shares Agreement - Signature Page

SIGNED at Bedfordview on 7 May 2024

For and on behalf of
CROSSFIN SPV 1 PROPRIETARY LIMITED

/s/ Dean Sparrow__________________
Signature

Dean Sparrow_____________________
Name of Signatory

Director__________________________
Designation of Signatory

/s/ Nicholas Smalle__________________
Signature

Nicholas Smalle_____________________
Name of Signatory

Director __________________________
Designation of Signatory

ANNEXURE A- SELLERS' PARTICULARS

Full Names	Registration Number and Jurisdiction	Designated Bank Account		Sale Shares	Sellers' Proportions	Physical Address	Email Address
Crossfin Apis Transactional Solutions Proprietary Limited	2017/541983/07	Account Holder:	Crossfin Apis Transactional Solutions (Pty) Ltd	990,018 ordinary no par value shares	97.28%	Office 2-15 Workshop 17 The Bank 24 Cradock Avenue Rosebank 2196	Xxx Xxx Xxx
		Bank:	Xxx
		Branch:	Xxx	182,716 ordinary shares (previously 182,716 class "B" preference shares)
	South Africa	Branch Code: / Swift Code	Branch code Xxx Swift Code Xxx
		Account Number:	Xxx	160,082 class "C" preference shares
		Reference:	Xxx

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Adumo ESS Proprietary Limited	2022/371949/07	Bank account to be nominated prior to the Closing Date.	37,218 ordinary shares	2.72%	3 Muswell Road Wedgewood Office Block Block E and C Bryanston Gauteng 2191	Xxx Xxx
	South Africa
Crossfin SPV 1 Proprietary Limited (being made a party to the Agreement for purposes of binding it to clauses 4.1.18 and 4.5)	2021/704220/07	Not Applicable	Not Applicable	Not Applicable	Office 2-15 Workshop 17 The Bank 24 Cradock Avenue Rosebank 2196	Xxx Xxx Xxx
	South Africa

ii

ANNEXURE B - SELLERS WARRANTIES

The Warranties contained in this Annexure B are given by the Seller on the basis set out in clause 28 of the Agreement to which this Annexure B is attached.

To the extent that the Agreement may have been signed on a date which results in the use of any tense being inappropriate, the Warranties shall be read in the appropriate tense.

1 STATUS AND SHARES OF THE TARGET GROUP

1.1 Each Adumo Group Company is regularly incorporated according to the laws of the applicable country of incorporation, with limited liability, and no steps have been taken in respect of the deregistration of any Adumo Group Company in terms of Applicable Law.

1.2 No person is entitled to an order requiring any Adumo Group Company to change its corporate name.

1.3 The authorised shares of the relevant Adumo Group Companies are as follows -

1.3.1 Adumo:

1.3.1.1 2,000,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 990,018 have been issued, it being recorded that (i) further ordinary shares will be issued to Adumo ESS pursuant to the Adumo ESS Restructure and (ii) additional ordinary shares will be issued pursuant to the conversion of the B Class Shares;

1.3.1.2 100,000 authorised "A" preference shares, all ranking pari passu in all respects, of which 300 have been issued;

1.3.1.3 182,716 authorised "B" preference shares, all ranking pari passu in all respects, of which 182,716 have been issued, it being recorded that such shares will be converted to ordinary shares in accordance with their terms immediately prior to the Closing Date;

1.3.1.4 160,082 authorised "C" preference shares, all ranking pari passu in all respects, of which 160,082 have been issued;

i

1.3.1.5 35,000 authorised "D" preference shares, all ranking pari passu in all respects, of which 17,850 have been issued;

1.3.1.6 70,717 authorised "E" preference shares, all ranking pari passu in all respects, of which 70,717 have been issued, it being recorded that such shares will be redeemed prior to the Closing Date pursuant to the Adumo ESS Restructure;

1.3.1.7 700 authorised "F" preference shares, all ranking pari passu in all respects, of which 504 have been issued;

1.3.2 Adumo Management Company, 1,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 300 have been issued;

1.3.3 Adumo Online, 1,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 427 have been issued;

1.3.4 Adumo Online Namibia, 4,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 100 have been issued;

1.3.5 Adumo Payments, 200,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 99,052 have been issued;

1.3.6 Adumo Payouts, 1,000,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 5,001 have been issued;

1.3.7 Adumo Technologies, 1,000 authorised "A" ordinary shares, all ranking pari passu in all respects, of which 324 have been issued;

1.3.8 Evertrade, 1,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 100 have been issued;

1.3.9 Flickpay, 100,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 13,466 have been issued, it being recorded that such entity may be deregistered prior to the Closing Date;

1.3.10 GAAP POS, 10,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 1,000 have been issued;

1.3.11 GAAP Botswana, 1,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 100 have been issued;

1.3.12 Humble Software, 1,000,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 260,874 have been issued;

1.3.13 Innervation Namibia, 4,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 118 have been issued;

1.3.14 Innervation Botswana, 100 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 100 have been issued;

1.3.15 Adumo Receipts, 1,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 667 have been issued, it being recorded that such entity may be deregistered prior to the Closing Date; and

1.3.16 SwitchPay, 10,000,000 authorised no par value ordinary shares, all ranking pari passu in all respects, of which 15,785 have been issued.

1.4 The Adumo Group organogram attached to the Adumo Reference Email is true and correct in every respect.

1.5 No Adumo Group Company is under any obligation to increase, reduce or otherwise howsoever to vary its authorised or issued share capital or shares, to vary any of the rights attaching to any of the Sale Shares or to create or issue any debentures.  No Adumo Group Company has issued or awarded any capitalisation or bonus shares, and has not resolved to do so and is under no enforceable obligation in this regard.  No Adumo Group Company has issued and is under no obligation to issue any share options or any share warrants.

2 SALE EQUITY

2.1 As at the Closing Date, each of the Sellers are the sole beneficial holder of their respective Sale Shares and are reflected as the sole registered holders thereof in the securities register of Adumo, and no person has any right to obtain an order for the rectification of such register.

2.2 Each of the Sellers are entitled and able to give free and unencumbered title in the Sale Shares to the Purchaser.

2.3 No person has any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to subscribe for any unissued shares in any Adumo Group Company or to acquire any issued shares in any Adumo Group Company other than the Purchaser in terms of this Agreement.

2.4 No person has any claim to or in respect of the Sale Claims other than the Purchaser in terms of this Agreement.

2.5 Each of the Sellers is entitled and able to give free and unencumbered title to the Sale Claims to the Purchaser.

2.6 So far as the Sellers are aware, all stamp duty or securities transfer tax legally payable on the creation and the issue of the Sale Shares and on any previous transfers of the Sale Shares has been fully paid.

3 NO CLAIMS BY RELATED PARTIES

As at the Locked Box Date, Signature Date and the Closing Date, to the best of the Sellers' knowledge and belief, no Seller and no Related Person in relation to the Sellers (other than in respect of the Sale Claims) has any claims against any Adumo Group Company, whether on loan account, current account or otherwise and any and all such claims have been settled prior to the Signature Date.

4 BOOKS AND RECORDS OF THE TARGET GROUP

4.1 The constitutional documents of each Adumo Group Company, copies of which have been provided to the Purchaser, are correct and up to date in all material respects and includes all amendments thereto to date, all of which amendments were duly made in terms of Applicable Law.

4.2 The minute books of each Adumo Group Company contain all material resolutions passed by the directors and shareholders thereof, save for resolutions required to give effect to the provisions of this Agreement.

4.3 Each Adumo Group Company has properly maintained all registers required to be maintained by it in accordance with Applicable Law.

4.4 Each Adumo Group Company's books and records, excluding all tax, financial and other accounting records are in its possession, do not contain any material inaccuracies or discrepancies.

4.5 No auditor of the Adumo Group has at any time furnished the directors of any Adumo Group Company with a report concerning any material irregularity as contemplated in the Auditing Profession Act, No. 26 of 2005 or any similar legislation in force from time to time prior to the enactment of such act.

5 BUSINESS ACTIVITIES OF THE TARGET GROUP

5.1 The Adumo Group is not engaged in any business other than the Business.

5.2 Each Adumo Group Company has all such Licences as are prescribed by law for the conduct of its Business in each jurisdiction in which it carries on business, and the Sellers are not aware of any fact or circumstance which may result in the cancellation, withdrawal or non-renewal of any of them.

5.3 Each Adumo Group Company has complied with and is not in breach of any Applicable Law, compliance with which is material to enable the Business to operate in the normal and ordinary course.

5.4 To the best of the Sellers' knowledge and belief, the processes employed and the products now or here before dealt in by the Adumo Group do not infringe the patent, copyright or other Intellectual Property rights of any third party.

5.5 No person is entitled (otherwise than as a shareholder) to participate or share in, nor to a commission on (save for salesmen in the employ of the Adumo Group) the income or the profits or Distributions of any Adumo Group Company or to any payment of any kind calculated with reference to the profits or income of any Adumo Group Company.

5.6 To the best of the Sellers' knowledge and belief, each Adumo Group Company has utilised all import permits issued to it only in respect of the Business and has not used any such import permit for the importation of goods on behalf of anyone else.

5.7 No Adumo Group Company has engaged in any activity prohibited in terms of the Competition Act.

v

6 ASSETS AND LIABILITIES OF THE TARGET GROUP

6.1 The Adumo Group is the sole beneficial owner of all material assets used by it in respect of the Business. None of the material assets of the Adumo Group is subject to any reservation of ownership, lease, lien, hypothec, mortgage, notarial bond, pledge or other encumbrance whatsoever other than by operation of law.

6.2 No person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the assets of any Adumo Group Company other than the right to purchase trading stock in the normal and ordinary course of business for value.

6.3 So far as the Sellers are aware, all premiums due in respect of existing insurance policies in place as at the Signature Date have been paid and each Adumo Group Company has complied with all of the conditions to which the liability of the insurer under such policies of insurance will be subject.  The Sellers are not aware of any facts, matters or circumstances which may give rise to the cancellation of any of the said policies of insurance, or the repudiation of any claims thereunder, or to such policies not being renewed in the future.

6.4 So far as the Sellers are aware, the plant, machinery and equipment belonging to the Adumo Group is in reasonable working order and condition, fair wear and tear excepted, have been reasonably maintained and are capable of carrying out the functions for which they are intended.

6.5 None of the assets of any Adumo Group Company have been revalued during the immediately past 2 financial years.

6.6 Since the last date to which the Adumo Warranted Accounts related, the Adumo Group did not have any liabilities that would be required to be disclosed in accordance with IFRS that were not so disclosed in the Adumo Warranted Accounts.

6.7 Save to the extent fully brought to account or provided against in the Adumo Warranted Accounts, the Adumo Group is not liable for the liabilities of any third party whether as surety, co-principal debtor, guarantor, indemnitor or otherwise.

6.8 There are no amounts of any kind owing by any Adumo Group Company to the Sellers or any company within the Seller's Group, save only for amounts fully reflected and brought to account in the Adumo Warranted Accounts.

6.9 The total borrowings of each Adumo Group Company do not exceed any limitation on its borrowing powers contained in its memorandum of incorporation or prescribed in terms of any board or shareholder resolution or in any contract with a third party.  The total amount borrowed by any Adumo Group Company from its bankers does not exceed any limits imposed on such borrowings by such bankers.  No Adumo Group Company has received formal or informal notification from any lenders of funds to the Adumo Group Company requiring repayment of all or part of such loans, nor has it received from such lenders any notice of default that is still current.

6.10 Save for legal proceedings relating to the collection by the Adumo Group of amounts owing to it by trade debtors in the normal and ordinary course of its business, no Adumo Group Company is as at the Signature Date a party to any current or pending litigation or similar legal proceedings (including arbitration, criminal proceedings or administrative proceedings) and the Sellers are not aware of any facts or circumstances which may at the Signature Date or thereafter lead to any such proceedings against any Adumo Group Company.

6.11 No Adumo Group Company is in default under or with respect to any judgment, order, award, interdict or other similar pronouncement of any court, arbitral tribunal or administrative authority having jurisdiction over the Adumo Group.

6.12 To the best of the Sellers' knowledge and belief, the premises on and from which the Adumo Group carries on its Business comply with all Applicable Law, compliance with which is material to enable the Business to operate in the normal and ordinary course from such premises.

6.13 The Sellers have not used any import permits issued to the Sellers for the importation of goods on behalf of any Adumo Group Company.

6.14 No Adumo Group Company has declared any Distribution which has not been paid.

7 INTELLECTUAL PROPERTY

7.1 All material intellectual property of whatsoever nature (whether registered or not and whether foreign or domestic) depicting, underlying, required for and/or used in the Business including, but not limited to, trademarks, domain names, rights of copyright (the "Intellectual Property") has been disclosed to the Purchaser.

7.2 The Adumo Group owns or has the right to use all Intellectual Property required for the conduct of the Business.  To the best of the Sellers' knowledge and belief, the conduct of the Business and/or the use by the Adumo Group of the Intellectual Property does not infringe any intellectual property right held by another person and, to the best of the Sellers' knowledge and belief, no person has any basis to apply for an order requiring a change of any name, trading style, mark and/or design used in connection with the conduct of the Business.

7.3 The Adumo Group is the sole beneficial owner or licensee (and, where appropriate, registered holder) of all trade marks, patents and other Intellectual Property and copyright rights used by it in relation to its Business.  No Adumo Group Company has granted or is under any obligation to grant any registered user rights in respect of any Intellectual Property rights owned by it.  The said trade marks and other Intellectual Property rights are valid, enforceable and unencumbered.

7.4 So far as the Sellers are aware, no person has any claim of any nature whatsoever against the Adumo Group arising out of the use by it of any trade or brand name, trade mark or patent and no person is entitled to an order for the expungement of any trade mark used by any Adumo Group Company in or in relation to its Business.  Furthermore, so far as the Sellers are aware, the activities of the Adumo Group have not infringed and do not infringe, and they have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition.

7.5 So far as the Sellers are aware, no person has any claim of any nature whatsoever against any Adumo Group Company arising out of the use by it of any trade or brand name, trade mark or patent and no person is entitled to an order for the expungement of any trade mark used by Adumo in or in relation to its Business.  Furthermore, so far as the Sellers are aware, the activities of Adumo have not infringed and do not infringe, and they have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition.

7.6 To the best of the Sellers' knowledge and belief, the Business does not use any Intellectual Property of a third party (including, without limitation, in relation to software) other than in terms of a valid licence agreement.

7.7 Each Adumo Group Company has paid all licence fees, royalties or similar charges which it is required to pay for the use of any Intellectual Property.

7.8 The implementation of this Agreement will not result in any termination, revocation, restriction or other diminishment of the Intellectual Property or the use thereof nor in a need to make payments to third parties with respect thereto.

7.9 No claim is being or has been asserted or threatened in writing by any third party or any trade mark authority contesting the validity, enforceability, use, registration or ownership of any of the Intellectual Property or the rights thereto of the Adumo Group.

7.10 All Intellectual Property owned by the Adumo Group is valid, of full force and effect and free and clear of all liens, encumbrances, security interests, pledges, charges, restrictions, covenants not to sue and/or other similar restrictions.

7.11 So far as the Sellers are aware, all reasonable steps have been taken to maintain the confidentiality of the Adumo Group's confidential information including, without limitation, entering into contracts requiring employees, freelancers, independent contractors, licensees and other third persons with access to such Confidential Information, to keep such confidential information confidential.

8 COMPUTER SYSTEMS

8.1 For the purposes of this paragraph 8 -

8.1.1 "Hardware" means any computer equipment used by or for the benefit of the Adumo Group at any time including, without limitation, PCs, mainframes, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment but excluding all Software; and

8.1.2 "Software" means any set of instructions for execution by microprocessor at any time irrespective of application, language or medium.

8.2 The Hardware utilised by the Adumo Group in the Business at the Locked Box Date is owned by the Adumo Group and has been maintained and supported in all material respects.

8.3 So far as the Sellers are aware the Hardware and Software owned and/or used by the Adumo Group have adequate capability and capacity for the current requirements of the Adumo Group for the processing and other functions required to be performed for the purposes of the Business of the Adumo Group and the provision of all services and products it provides to the customers of the Business.

8.4 Back-up plans are in effect, are designed to ensure that the Hardware and Software owned and/or used by the Adumo Group can be replaced or substituted without material disruption to the business of the Adumo Group and have been adequately documented.

8.5 The Adumo Group has implemented procedures (including in relation to off-site working where applicable) designed to ensure the security of all IT systems and the confidentiality and integrity of all data stored therein.

9 CONTRACTS

9.1 To the best of the Sellers' knowledge and belief, no Adumo Group Company is bound by any contracts whatsoever other than contracts entered into in the normal and ordinary course of its business, all of which contracts are of full force and effect according to their terms. No Adumo Group Company is in breach of any of its material obligations under any contracts which could result in any such contract being terminated against it or which, to the best of the Sellers' knowledge and belief, will or may result in more onerous obligations being imposed on that Adumo Group Company or in the acceleration of the time for performance of any of that Adumo Group Company's obligations under any such contract.

9.2 The Sellers are not aware of any fact or circumstance which will or is likely to result in any loss being suffered by a Adumo Group Company in respect of any contract or which will or is likely to form the basis of a claim to rectification at the instance of any other person.

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9.3 No Adumo Group Company is bound by any -

9.3.1 contract in restraint of trade or any management contract in terms of which a third party (including the Sellers or any Related Person to any Seller) provides management services to a Adumo Group Company;

9.3.2 contract which in any way restricts its freedom to carry on the whole or any part of its Business in South Africa or elsewhere in such manner as it deems fit;

9.3.3 power of attorney; or

9.3.4 outstanding offer or tender which may be converted into an obligation of a Adumo Group Company by acceptance or other act by any person.

9.4 No Adumo Group Company is bound by any contract with the Sellers or any Related Person to a Seller.

9.5 The entering into of this Agreement and/or its implementation does not constitute a breach of any of any Adumo Group Company's contractual obligations nor does the entering into or implementation of this Agreement entitle any person to terminate or vary any contract to which a Adumo Group Company is a party or impose more onerous obligations on a Adumo Group Company or accelerate the time for performance by a Adumo Group Company of any of its obligations under any such contract.

10 TAX

10.1 To the best of the Seller's knowledge and belief, no Adumo Group Company is, nor at any time has been, a controlled foreign corporation within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended.

10.2 All proper returns that may have become due by the Adumo Group from time to time under any law administered by the Commissioner for the South African Revenue Service (or the equivalent tax authority in any other applicable jurisdiction) (each being, a "Revenue Authority") have been duly made and such returns are not and, to the best of the Sellers' knowledge and belief, will not be the subject of any dispute with the Revenue Authority.

10.3 All returns by the Adumo Group in respect of tax have been rendered on a proper basis, are correct and, to the best of the Sellers' knowledge and belief, are not the subject matter of any dispute with or claim by any Revenue Authority or any other competent authority.

10.4 The Revenue Authority has not reopened, and to the best of the Sellers' knowledge and belief the Revenue Authority will not reopen, any existing tax assessment in respect of any Adumo Group Company and, to the best of the Sellers' knowledge and belief, no grounds exist for the re-opening of any existing assessment.

10.5 No Adumo Group Company is in material breach of any law relating to tax.

10.6 No Adumo Group Company is engaged in or a party to any appeal against the disallowance by the Revenue Authority of any objection lodged by a Adumo Group Company.

10.7 Save to the extent specifically provided in the Adumo Warranted Accounts, no liability for tax on the part of any Adumo Group Company has been postponed, nor has any agreement been entered into between any Adumo Group Company and a Revenue Authority to that effect.

10.8 All liability for tax arising for all periods up to the end of Adumo's financial year ending 30 September 2022, is fully provided for in the Adumo Warranted Accounts where required and in accordance with relevant generally accepted accounting principles.

10.9 To the best of the Sellers' knowledge and belief, no Adumo Group Company has been a party to any scheme or arrangement of which the sole or main purpose was the avoidance or postponement of or reduction in liability to tax.

10.10 No Adumo Group Company derives income which is taxable in South Africa solely on the basis of the provisions of Sections 9A ("Blocked Foreign Funds") and 9D ("Net Income of Controlled Foreign Companies") of the Income Tax Act, No. 58 of 1962.

10.11 Each Adumo Group Company is duly registered as a vendor in terms of the Value-Added Tax Act, No. 89 of 1991.

11 LEASED PREMISES

No Adumo Group Company is a party to any lease of any immovable property save as set out in the Sellers' Virtual Data Room.  All material terms and conditions relating to the said contracts of lease have been disclosed to the Purchaser in writing, or the leases thereunder have been made available to the Purchaser.

12 EMPLOYEES

12.1 No employee is entitled to any exceptional benefits in relation to leave privileges, accumulated leave in excess of 30 days, pension, and the Adumo Group does not have any policies in place (and no Adumo Group Company has concluded any contract with any of its employees) which entitle any employee to any remuneration in excess of his normal salary, allowances, incentive arrangements and bonuses payable in the ordinary course of business.

12.2 No person has any right to payment from any Adumo Group Company in lieu of leave, pension, any payment in respect of retirement, death or disability, annuity, gratuity, compensation for loss of office or similar payments from any Adumo Group Company or to any exceptional leave privileges or accumulated leave.

12.3 No Adumo Group Company is a party to -

12.3.1 any agreement or unilateral obligation in terms of which any employee, director, officer or agent of any Adumo Group Company or anyone else is entitled to participate in any profits or a commission or bonus calculated with reference to the profits, turnover or dividend or part thereof, of any Adumo Group Company other than in the ordinary, normal and regular course of business; and

12.3.2 any agreement or unilateral obligation to pay any employee, director, officer or agent of any Adumo Group Company, whether past or present, any material amount as compensation for loss of employment, office, agency or as a consideration for any restraint of trade or any other cause.

12.4 No proceedings have been instituted or application or complaint made affecting any Adumo Group Company in terms of the Labour Relations Act, No. 66 of 1995, as amended, nor is any Adumo Group Company aware of any facts or circumstances likely to give rise to any such proceedings, application or complaint after the Signature Date.

13 ADUMO WARRANTED ACCOUNTS

Having regard to the basis on which, and the purpose for which they were prepared, the Adumo Warranted Accounts -

13.1 have been prepared consistently with past practice and methodology and, in any event, on the same basis as they have been for the 12-month period prior to 31 January 2024;

13.2 provide a materially accurate view of the financial position, operations and results of the Adumo Group for the period to which they relate;

13.3 save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item; and

13.4 have not been adjusted for period end adjustments.

14 INTERIM PERIOD

During the Interim Period -

14.1 the Adumo Group carried on the Business in the normal and ordinary course and in accordance with the trading style presently used by it;

14.2 no material adverse change occurred in the Adumo Group's financial position;

14.3 no Distribution was declared or made by any Adumo Group Company;

14.4 to the best of the Sellers' knowledge and belief, the Adumo Group did not do anything or omit to do anything which -

14.4.1 would have the effect of increasing the tax liability of the Adumo Group or reducing any tax asset of the Adumo Group, other than in the ordinary course of business and in accordance with past practice and methodology;

14.4.2 materially prejudiced the goodwill of the Adumo Group;

14.4.3 reduced the scope of the Business; and

14.4.4 resulted in any third party varying the terms on which it transacts business with any Adumo Group Company;

14.5 no resolutions were passed by the shareholders or directors of any Adumo Group Company save for such resolutions as -

14.5.1 may be necessary to give effect to this Agreement; and

14.5.2 may be necessary to conduct the Business in the normal and ordinary course thereof; and

14.6 no Adumo Group Company varied the terms and conditions of employment or working conditions of any of the employees of any Adumo Group Company in any material respect.

15 DISCLOSURES

15.1 The Sellers have not omitted from the Sellers' Virtual Data Room any information or document of which they are aware, which would be material to a reasonable purchaser of the Adumo Group.

15.2 The Sellers have disclosed to the Purchaser all facts and circumstances within the Seller's knowledge which are material to the Purchaser or would be reasonably likely to be material to a purchaser of the Sale Equity or to the purchase price payable in respect thereof.

16 INFORMATION

To the best of the Sellers' knowledge and belief, all information and documents contained in the Sellers' Virtual Data Room are true and accurate in all material respects.

ANNEXURE C- PURCHASER WARRANTIES

The Purchaser Warranties contained in this Annexure C are given by Purchaser Holdco on the basis set out in clause 33 of the Agreement to which this Annexure C is attached.

To the extent that the Agreement may have been signed on a date which results in the use of any tense being inappropriate, the Purchaser Warranties shall be read in the appropriate tense.

1 STATUS AND SHARES OF THE PURCHASER COMPANY GROUP

1.1 Each Purchaser Group Company is regularly incorporated according to the laws of the applicable country of incorporation, with limited liability, and no steps have been taken in respect of the deregistration of any Purchaser Group Company in terms of Applicable Law.

1.2 No person is entitled to an order requiring any Purchaser Group Company to change its corporate name.

1.3 The authorised shares of Purchaser Holdco are as follows -

1.3.1 200,000,000 shares of common stock with a par value of USD0.001 per share all ranking pari passu in all respects; and

1.3.2 50,000,000 shares of preferred stock with a par value of USD0.001 per share all ranking pari passu in all respects.

1.4 The Purchaser Group organogram attached to the Lesaka Reference Email is true and correct in every respect.

1.5 No Purchaser Group Company is under any obligation (whether contingent upon the exercise of any right or otherwise) to increase, reduce or otherwise howsoever to vary its authorised or issued share capital or shares, to vary any of the rights attaching to any of the Consideration Shares.  Purchaser Holdco has not issued or awarded any capitalisation or bonus shares, and has not resolved to do so and is under no enforceable obligation in this regard.  Purchaser Holdco has not issued and is under no obligation to issue any share options or any share warrants.

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2 CONSIDERATION SHARES

2.1 The Consideration Shares will be validly and lawfully authorised and issued, fully paid up and without encumbrance.

2.2 The Sellers will become the sole beneficial holder of its applicable Consideration Shares on the Closing Date and will be reflected as the sole registered holder thereof in the securities register of Purchaser Holdco.

3 LESAKA AUDITED ACCOUNTS

The Lesaka Audited Accounts -

3.1 have been prepared in accordance with U.S. GAAP;

3.2 fairly present the financial position, operations and results of the Purchaser Group as at the close of business at the end of the financial period to which they relate in all material respects;

3.3 have been reported on by the Lesaka Auditors without any qualification; and

3.4 have been approved and signed by the directors of the Purchaser Group.

4 COMPLIANCE WITH APPLICABLE LAW

Each Purchaser Group Company has complied with all Applicable Law in all material respects.

5 DISCLOSURE

To the best of Purchaser Holdco's knowledge and belief, Purchaser Holdco and the Purchaser have disclosed to the Sellers all facts and circumstances which are or would be reasonably likely to be material to any acquirer of the Consideration Shares.

6 INFORMATION

To the best of Purchaser Holdco's knowledge and belief, all documents provided by the Purchaser, Purchaser Holdco and/or their representatives to the Sellers pursuant to the Transaction are true and accurate in all material respects.

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